EXHIBIT 4.1

BRIDGE CREDIT AGREEMENT

dated as of

January 31, 2020,

among

LEIDOS HOLDINGS, INC.
as Holdings,

LEIDOS, INC.,
as Borrower,

The GUARANTORS Party Hereto,

The LENDERS Party Hereto

and

CITIBANK, N.A.,
as Administrative Agent

MUFG BANK, LTD.,
as Syndication Agent

CITIBANK, N.A.,
and
MUFG BANK, LTD.
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS
Page
ARTICLE I

DEFINITIONS

Section 1.01.	Defined Terms 1

Section 1.02.	Classification of Loans and Borrowings 28

Section 1.03.	Terms Generally 28

Section 1.04.	Accounting Terms; GAAP 29

Section 1.05.	Divisions 30

Section 1.06.	Effectuation of Transactions 30
ARTICLE II

THE CREDITS

Section 2.01.	Commitments 30

Section 2.02.	Loans and Borrowings 30

Section 2.03.	Requests for Borrowings 31

Section 2.04.	[Reserved] 31

Section 2.05.	[Reserved] 31

Section 2.06.	Funding of Borrowings 31

Section 2.07.	Interest Elections 32

Section 2.08.	Termination of Commitments 33

Section 2.09.	Repayment of Loans; Evidence of Debt 34

Section 2.10.	Illegality 34

Section 2.11.	Prepayment of Loans 35

Section 2.12.	Fees 35

Section 2.13.	Interest 36

Section 2.14.	Alternate Rate of Interest 37

Section 2.15.	Increased Costs 38

Section 2.16.	Break Funding Payments 39

Section 2.17.	Taxes 40

Section 2.18.	Payments Generally; Pro Rata Treatment; Sharing of Set‑offs 44

Section 2.19.	Mitigation Obligations; Replacement of Lenders 45
ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01.	Organization; Powers 46

Section 3.02.	Authorization; Enforceability 47

Section 3.03.	Governmental Approvals; No Conflicts 47

Section 3.04.	Financial Condition; No Material Adverse Change 47

Section 3.05.	Litigation and Environmental Matters 48

Section 3.06.	Compliance with Laws and Agreements 48

Section 3.07.	Investment Company Status 48

Section 3.08.	Properties 48

Section 3.09.	Federal Reserve Regulations 48

Section 3.10.	Taxes 49

Section 3.11.	ERISA 49

Section 3.12.	Disclosure 49

Section 3.13.	AML Laws; Anti-Corruption Laws and Sanctions 49

Section 3.14.	Solvency 50

Section 3.15.	EEA Financial Institution 50
ARTICLE IV

CONDITIONS

Section 4.01.	Closing Date 50
ARTICLE V

AFFIRMATIVE COVENANTS

Section 5.01.	Financial Statements and Other Information 52

Section 5.02.	Notices of Material Events 53

Section 5.03.	Existence 53

Section 5.04.	Businesses and Properties 54

Section 5.05.	Payment of Taxes 54

Section 5.06.	Insurance 54

Section 5.07.	Books and Records; Inspection Rights 54

Section 5.08.	Compliance with Laws 54

Section 5.09.	Use of Proceeds 54

Section 5.10.	Additional Guarantors 55
ARTICLE VI

NEGATIVE COVENANTS

Section 6.01.	Subsidiary Indebtedness 55

Section 6.02.	Liens 56

Section 6.03.	Sale and Leaseback Transactions 59

Section 6.04.	Fundamental Changes 59

Section 6.05.	Transactions with Affiliates 60

Section 6.06.	[Reserved] 60

Section 6.07.	Financial Covenant 60

Section 6.08.	Use of Proceeds 60

ARTICLE VII

EVENTS OF DEFAULT
ARTICLE VIII

THE ADMINISTRATIVE AGENT

Section 8.01.	Appointment and Authority 64

Section 8.02.	Rights as a Lender 64

Section 8.03.	Exculpatory Provisions 65

Section 8.04.	Reliance by Administrative Agent 65

Section 8.05.	Delegation of Duties 66

Section 8.06.	Resignation or Removal of Administrative Agent 66

Section 8.07.	Non-Reliance on Administrative Agent and Other Lenders 67

Section 8.08.	No Other Duties, Etc 67

Section 8.09.	Certain ERISA Matters 67
ARTICLE IX

GUARANTY

Section 9.01.	Guaranty 68

Section 9.02.	Waiver of Subrogation 69

Section 9.03.	Modification of Borrower Obligations 69

Section 9.04.	Waiver of the Guarantors 69

Section 9.05.	Reinstatement 70

Section 9.06.	Continuing Guaranty 70
ARTICLE X

MISCELLANEOUS

Section 10.01.	Notices 70

Section 10.02.	Waivers; Amendments 72

Section 10.03.	Expenses; Indemnity; Damage Waiver 73

Section 10.04.	Successors and Assigns 75

Section 10.05.	Survival 78

Section 10.06.	Counterparts; Integration; Effectiveness 79

Section 10.07.	Severability 79

Section 10.08.	Right of Setoff 79

Section 10.09.	Governing Law; Jurisdiction; Consent to Service of Process 80

Section 10.10.	WAIVER OF JURY TRIAL 80

Section 10.11.	Headings 81

Section 10.12.	Confidentiality; Non‑Public Information 81

Section 10.13.	Interest Rate Limitation 82

Section 10.14.	Conversion of Currencies 82

Section 10.15.	Certain Notices 83

Section 10.16.	No Fiduciary Relationship 83

Section 10.17.	Acknowledgment and Consent to Bail-In of EEA Financial Institutions 83

Section 10.18.	Acknowledgment Regarding Any Supported QFCs 84

Schedules:
Schedule 1.01(a)     — Excluded Subsidiaries
Schedule 1.01(b)     — Closing Date Subsidiary Guarantors
Schedule 2.01    — Commitments
Schedule 6.01    — Existing Subsidiary Indebtedness
Schedule 6.02    — Existing Liens
Schedule 6.03    — Existing Sale and Leaseback Transactions

Exhibits:
Exhibit A    — Form of Assignment and Assumption
Exhibit B-1    — Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are             Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit B-2    — Form of U.S. Tax Compliance Certificate (For Foreign Participants That             Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit B-3    — Form of U.S. Tax Compliance Certificate (For Foreign Participants That             Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit B-4    — Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are             Partnerships For U.S. Federal Income Tax Purposes)
Exhibit C    — Form of Closing Date Solvency Certificate
Exhibit D    — Form of Counterpart Agreement

v

BRIDGE CREDIT AGREEMENT dated as of January 31, 2020 (this “Agreement”), among LEIDOS HOLDINGS, INC., a Delaware corporation (“Holdings”), LEIDOS, INC., a Delaware corporation (the “Borrower”), the GUARANTORS party hereto, the LENDERS party hereto and CITIBANK, N.A., as Administrative Agent.
WHEREAS, the Borrower has requested that each Lender with a Commitment (such term and each other capitalized term used in this paragraph and not otherwise defined above shall have the meaning assigned to such term in Article I) extend credit in the form of a Loan on the Closing Date in an aggregate principal amount not in excess of $1,250,000,000.
NOW, THEREFORE, in consideration of the above premises, the parties hereto hereby agree as follows:
Article I

DEFINITIONS
Section 1.01.    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Acquired Business” means the Target and its subsidiaries.
“Acquisition” means any transaction, or series of related transactions, in which Holdings, the Borrower or any Subsidiary acquires (a) equity interests in any Person if, after giving effect thereto, such Person will become a Subsidiary or (b) any business or assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person (whether through purchase of assets, merger or otherwise).
“Acquisition Agreement Representations” means the representations and warranties made by or on behalf of the Acquired Business in the Dynetics Acquisition Agreement as are material to the interests of the Lenders or the Arrangers (in their capacities as such), but only to the extent that the Borrower (or any of its Affiliates) have the right to terminate their obligations (or to refuse to consummate the Dynetics Acquisition) under the Dynetics Acquisition Agreement as a result of a breach of any of such representations and warranties.
“Acquisition Indebtedness” means, with respect to any Acquisition, any Indebtedness incurred during the Acquisition Period with respect to such Acquisition and identified by the Borrower to the Administrative Agent as Indebtedness incurred for the purpose of financing such Acquisition (including any repayment or prepayment of Indebtedness of the Person or assets acquired thereby and payment of related fees and expenses); provided that (a) at all times during the Acquisition Period with respect to such Acquisition, all the net proceeds of such Indebtedness constitute Unrestricted Cash that is segregated in a separate deposit or securities account of Holdings or the Borrower and held to be applied for such purpose upon consummation of such Acquisition (it being understood that, in the event any such net proceeds cease to be Unrestricted Cash or are not so segregated and held during the Acquisition Period with respect to such Acquisition (including as a result of having been used for any other purpose), the aggregate principal amount of such Indebtedness equal to the principal amount thereof that has yielded such net proceeds shall cease to be “Acquisition Indebtedness” hereunder) and (b) the aggregate principal amount of such Indebtedness treated by the Borrower as Acquisition Indebtedness does not exceed the aggregate amount of funds required by the Borrower to finance such Acquisition (including any repayment or prepayment of Indebtedness of the Person or assets acquired thereby and payment of related fees and expenses).
“Acquisition Period” means, with respect to any Acquisition, the period (a) commencing on the date on which Holdings, the Borrower or a Subsidiary enters into a definitive agreement providing for the consummation of such Acquisition and (b) ending on the date that is the earliest of (i) the date such Acquisition is consummated, (ii) the date such definitive agreement is terminated or such Acquisition is otherwise abandoned by Holdings, the Borrower or such Subsidiary and (iii) the date that is twelve months after the commencement of such period under clause (a) above.
“Adjusted Consolidated Total Indebtedness” means, at any time, (a) the aggregate amount of all Indebtedness of Holdings and the Subsidiaries at such time, all determined on a consolidated basis in accordance with GAAP, but excluding therefrom, during the Acquisition Period with respect to any Acquisition, the Acquisition Indebtedness relating to such Acquisition, minus (b) all Indebtedness at such time consisting of obligations of Holdings and the Subsidiaries as account parties in respect of letters of credit and letters of guaranty that do not support Indebtedness, all determined on a consolidated basis in accordance with GAAP minus (c) the aggregate amount of Unrestricted Cash at such time of Holdings, the Borrower and the Subsidiaries (but, in any event, not in excess of $500,000,000). In the event that Holdings or any Subsidiary shall have completed since any date as of which Adjusted Consolidated Total Indebtedness is to be determined an acquisition or disposition of any Person, business unit, division, product line or line of business for which Holdings is required to file pro forma financial statements with the SEC, Adjusted Consolidated Total Indebtedness shall be determined (and if Holdings is not so required to file such financial statements, Adjusted Consolidated Total Indebtedness may, at the election of the Borrower exercised in good faith (and so long as such election is also made with respect to Consolidated EBITDA), be determined) on a Pro Forma Basis as if such acquisition or disposition, and any related incurrence or repayment of Indebtedness, had occurred on such date. Notwithstanding anything to the contrary herein, Adjusted Consolidated Total Indebtedness shall not include any Indebtedness (“Subject Debt”) outstanding on any determination date which is to be refinanced with the proceeds of previously incurred refinancing Indebtedness that is included in Adjusted Consolidated Total Indebtedness on such date or with other proceeds available to Holdings, the Borrower or its Subsidiaries (collectively, the “Refinancing Proceeds”); provided that a notice of redemption of, or an offer to purchase, such Subject Debt has been given or made (and, in the case of an offer to purchase, not withdrawn) on or prior to such date and the applicable Refinancing Proceeds have been irrevocably deposited in a trust or escrow account pursuant to documentation relating to such redemption of, or offer to purchase, the applicable Subject Debt (any such Subject Debt, “Defeased Debt”) (and such Refinancing Proceeds shall not be included as Unrestricted Cash for purposes of this Agreement).
“Adjusted LIBO Rate” means with respect to any LIBOR Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1.00%) equal to the product of (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” means Citibank, N.A., in its capacity as administrative agent for the Lenders hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII. Unless the context requires otherwise, the term “Administrative Agent” shall include any Affiliate of Citibank, N.A. through which Citibank, N.A. shall elect to perform any of its obligations in such capacity under the Loan Documents.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent Parties” has the meaning assigned to such term in Section 10.01(d).
“Agreement” has the meaning assigned to such term in the preamble hereto.
“Agreement Currency” has the meaning assigned to such term in Section 10.14(b).
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00% and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in US Dollars with a maturity of one month plus 1.00%. For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the LIBO Screen Rate at approximately 11:00 a.m., London time, on such day for deposits in US Dollars with a maturity of one month. Notwithstanding the foregoing, if the Adjusted LIBO Rate, determined as set forth above, shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain a quotation in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14, then the Alternate Base Rate shall be determined without reference to clause (c) above. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be.
“AML Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Lender, Holdings or any of the Subsidiaries from time to time concerning or relating to anti-money laundering.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Holdings or any of the Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Creditor” has the meaning assigned to such term in Section 10.14(b).
“Applicable Rate” means, for any day, with respect to any LIBOR Loan or any ABR Loan, the applicable rate per annum set forth below under the caption “LIBOR Margin” or “ABR Margin”, as the case may be, based upon the Index Debt Ratings by S&P, Moody’s and Fitch, respectively, applicable on such date:

Index Debt Ratings (S&P/Moody’s /Fitch)	Applicable Rate
	Closing Date through 89 days after Closing Date		90 days after Closing Date through 179 days after Closing Date		180 days after Closing Date through 269 days after Closing Date		270 days after Closing Date and thereafter
	ABR Margin	LIBOR Margin	ABR Margin	LIBOR Margin	ABR Margin	LIBOR Margin	ABR Margin	LIBOR Margin
Level 1: BBB/Baa2/BBB or above	25.0 bps	125.0 bps	50.0 bps	150.0 bps	75.0 bps	175.0 bps	100.0 bps	200.0 bps
Level 2: BBB-/Baa3/BBB-	37.5 bps	137.5 bps	62.5 bps	162.5 bps	87.5 bps	187.5 bps	112.5 bps	212.5 bps
Level 3: BB+/Ba1/BB+ or below	62.5 bps	162.5 bps	87.5 bps	187.5 bps	112.5 bps	212.5 bps	137.5 bps	237.5 bps

If at any time the Investment Grade Requirement is not satisfied, each Applicable Rate set forth under the captions “LIBOR Margin” and “ABR Margin” above, as the case may be, will each be increased by 25.0 bps.
For purposes of the foregoing, (a) if any of S&P, Moody’s or Fitch shall not have in effect an Index Debt Rating (other than by reason of the circumstances referred to in the last sentence of this paragraph), then (i) if only one rating agency shall not have in effect an Index Debt Rating, the Level then in effect shall be determined by reference to the remaining two effective Index Debt Ratings, (ii) if two rating agencies shall not have in effect an Index Debt Rating, one of such rating agencies shall be deemed to have in effect an Index Debt Rating in Level 3 and the Level then in effect shall be determined by reference to such deemed Index Debt Rating and the remaining effective

Index Debt Rating and (iii) if no rating agency shall have in effect an Index Debt Rating, then Level 3 shall apply, (b) if the Index Debt Ratings in effect or deemed to be in effect shall fall within different Levels, then (i) if three Index Debt Ratings are in effect, then either (x) if two of the three Index Debt Ratings are in the same Level, such Level shall apply or (y) if all three of the Index Debt Ratings are in different Levels, then the Level corresponding to the middle Index Debt Rating shall apply and (ii) if only two Index Debt Ratings are in effect or deemed to be in effect, the Level then in effect shall be based on the higher of the two Index Debt Ratings unless one of the two Index Debt Ratings is two or more Levels lower than the other, in which case the Level then in effect shall be determined by reference to the Level next below that of the higher of the two Index Debt Ratings and (c) if the Index Debt Ratings established or deemed to have been established by S&P, Moody’s and Fitch shall be changed (other than as a result of a change in the rating system of S&P, Moody’s or Fitch), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders pursuant to this Agreement or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of S&P, Moody’s or Fitch shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this provision to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means Citibank, N.A. and MUFG Bank, Ltd. in their capacities as joint lead arrangers and joint bookrunners for the credit facilities established hereunder.
“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any Person whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Attributable Debt” means, with respect to any Sale‑Leaseback Transaction, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such Sale‑Leaseback Transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale‑Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon payment of a penalty, the Attributable Debt shall be the lesser of the Attributable Debt determined assuming termination on the first date such lease may be terminated

(in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the Attributable Debt determined assuming no such termination.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided, however, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America (or any other applicable jurisdiction) or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” has the meaning assigned to such term in the preamble hereto.
“Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks in London are not open for general business.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property (or a combination thereof), which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, subject to Section 1.04, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, subject to Section 1.04. For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.
“Captive Insurance Subsidiary” means any Subsidiary of Holdings that is subject to regulation as an insurance company (or any Subsidiary thereof).
“CFC” means any Person that is a “controlled foreign corporation” (within the meaning of Section 957(a)), but only if a “United States person” (within the meaning of Section 7701(a)(30)) that is a Loan Party or an Affiliate of a Loan Party is, with respect to such Person, a “United States shareholder” (within the meaning of Section 951(b)) described in Section 951(a)(1). For purposes of this definition, all Section references are to the Code.
“CFC Holdco” means a Subsidiary substantially all of whose assets consist of the equity interests and/or Indebtedness of one or more CFCs (directly or indirectly through entities that are disregarded for United States federal tax purposes).
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof), of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Holdings; (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person (other than Holdings or any other holding company if the direct or indirect holders of the capital stock thereof are substantially the same as the holders of such capital stock immediately prior to the formation of such holding company) of any equity interests of the Borrower; or (c) the occurrence of a “change in control” (or similar event, however denominated) with respect to Holdings under and as defined in any indenture or other agreement or instrument in respect of any Material Indebtedness of Holdings, the Borrower or any other Subsidiary.
“Change in Law” means the occurrence, after the Closing Date (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd‑Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.
“Charges” has the meaning assigned to such term in Section 10.13.
“Closing Date” means the date on which each of the conditions set forth in Section 4.01 has been satisfied (or waived in accordance with Section 10.02), which date is January 31, 2020.
“Code” means the Internal Revenue Code of 1986.
“Commitment” means, with respect to each Lender, the commitment of such Lender to make a Loan hereunder on the Closing Date, expressed as an amount representing the maximum aggregate principal amount of the Loan to be made by such Lender, as such commitment may be reduced from time to time pursuant to Section 2.08 or reduced or increased pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment. The initial aggregate amount of the Lenders’ Commitments as of the Closing Date is $1,250,000,000.
“Communications” has the meaning assigned to such term in Section 10.01(d).
“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation for such period and amortization of intangible assets for such period, (iv) non‑cash charges for such period (including non‑cash charges for impairment of goodwill and non‑cash charges associated with employee compensation for such period, but excluding, for the avoidance of doubt, any additions to bad debt reserves or bad debt expense), (v) any extraordinary, unusual or non‑recurring cash charges or expenses for such period (including, without limitation, (1) cash charges or expenses in connection with restructurings and (2) cash charges and expenses related to any equity offering, any incurrence, redemption, repayment, prepayment, refinancing or amendment of any Indebtedness, any acquisition and any disposition or investment, in each case whether or not consummated) in an aggregate amount for any period of four consecutive fiscal quarters not to exceed 10% of Consolidated EBITDA for such period (calculated before giving effect to this clause), (vi) any losses or expenses resulting from the termination of any Hedging Agreements during such period, and (vii) any losses attributable to non-cash mark-to-market adjustments on Hedging Agreements for such period; minus (b) without duplication and to the extent included in determining such

Consolidated Net Income, the sum of (i) all non-cash gains for such period, (ii) equity in net income of unconsolidated Affiliates and other minority interest net income for such period (except to the extent actually distributed or paid in cash to Holdings, the Borrower or a Subsidiary), (iii) interest income for such period, (iv) all cash payments in such period in respect of items that were reflected in any prior period as non‑cash charges of the sort referred to in clause (a)(iv) above, (v) any income or gains resulting from the termination of any Hedging Agreements during such period, (vi) any income or gain attributable to non-cash mark-to-market adjustments on Hedging Agreements for such period, (vii) extraordinary, unusual or non‑recurring cash gains and (viii) noncash items of income for such period that represent the reversal of any accrual for anticipated cash charges made in a prior period, but only to the extent such accrual did not reduce Consolidated EBITDA for such prior period, all determined on a consolidated basis in accordance with GAAP. In the event that Holdings, the Borrower or any Subsidiary shall have completed since the beginning of the relevant period an acquisition or disposition of any Person, business unit, division, product line or line of business for which Holdings is required to file pro forma financial statements with the SEC, Consolidated EBITDA shall be determined (and if Holdings is not so required to file such financial statements, Consolidated EBITDA may, at the election of the Borrower exercised in good faith (and so long as such election is also made with respect to the Adjusted Consolidated Total Indebtedness) be determined) for such period on a Pro Forma Basis as if such acquisition or disposition, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.
“Consolidated Net Income” means, for any period, the net income or loss of Holdings and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (but excluding therefrom any portion thereof attributable to any noncontrolling interest in any Subsidiary); provided that, to the extent included therein, there shall be excluded the net income or loss attributable to any discontinued operations of Holdings and the Subsidiaries.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit D delivered by a Loan Party pursuant to Section 5.10.
“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning assigned to such term in Section 10.18.

“Credit Party” means the Administrative Agent and each Lender.
“Debt or Equity Issuance” means the sale or issuance of any debt or debt-like securities (including any debt securities convertible or exchangeable into equity securities or hybrid debt-equity securities) or any incurrence or borrowing of other indebtedness for borrowed money (including any bank loan or other credit facility but other than any Excluded Debt), or of any sale or issuance of any equity securities or equity-linked securities in a public offering or private placement (other than (i) any such issuances pursuant to employee stock plans, dividend reinvestment plans or other benefit or employee incentive arrangements, (ii) grants to employees made in the ordinary course of business, (iii) by any of the Subsidiaries to Holdings or any other Subsidiary and (iv) director’s qualifying shares and/or other nominal amounts required to be held by Holdings or its Subsidiaries under applicable law), in each case, on or after the Closing Date by Holdings, the Borrower or any other Subsidiary.
“Default” means any event or condition that constitutes, or upon notice or lapse of time or both would become, an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.281, 47.2 or 382.1, as applicable.
“Defeased Debt” has the meaning assigned to such term in the definition of “Adjusted Consolidated Total Indebtedness”.
“Disposition” means any sale or other disposition (including any Sale-Leaseback Transaction and any casualty or condemnation) on or after the Closing Date by Holdings, the Borrower or any Subsidiary of any assets outside the ordinary course of business, except for (i) sales or other dispositions between or among Holdings, the Borrower and the Subsidiaries, (ii) Sale-Leaseback Transactions the Net Cash Proceeds of which, when taken together with the aggregate amount of Net Cash Proceeds excluded under clause (iii) below, does not exceed $250,000,000 in the aggregate, (iii) sales or other dispositions (excluding any Sale-Leaseback Transactions) the Net Cash Proceeds of which, when taken together with the aggregate amount of Net Cash Proceeds excluded under clause (ii) above, do not exceed $250,000,000 in the aggregate, and (iv) sales of receivables (including collections thereof and any related assets) pursuant to any accounts receivable financing in an aggregate amount not exceeding $750,000,000.
“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.
“Dynetics Acquisition” means the acquisition by the Borrower of all the outstanding equity interests of the Target pursuant to the Dynetics Acquisition Agreement.
“Dynetics Acquisition Agreement” means the Stock Purchase Agreement, dated as of December 17, 2019, by and among the Borrower, Holdings, Dynetics, Inc. Employee Stock Ownership Trust and the Target, as in effect on December 17, 2019.

“Dynetics Material Adverse Effect” shall have the meaning assigned to “Company Material Adverse Effect” in the Dynetics Acquisition Agreement.
“EEA Financial Institution” means (a) any credit or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) above and is subject to consolidated supervision with its parent.
“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, (i) a natural person or (ii) Holdings, the Borrower, any Subsidiary or any other Affiliate of the Borrower.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any toxic or hazardous substance, material or waste or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30‑day notice period is waived); (b) the failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA, is in endangered or critical status, within the meaning of Section 305 of ERISA; or (h) a determination that any Plan is or is expected to be, in “at‑risk” status (as defined in Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Events of Default” has the meaning assigned to such term in Article VII.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Debt” means (a) intercompany indebtedness among Holdings, the Borrower and/or the Subsidiaries, (b) any short term debt for working capital, capital leases, purchase money debt, equipment financings and ordinary course of business letter of credit facilities, (c) indebtedness or commitments under other bridge facilities or other financings in an aggregate principal amount not exceeding $2,700,000,000 incurred specifically for the purpose of financing one or more acquisitions (other than the Dynetics Acquisition) (collectively, “Other Acquisition Indebtedness”), (d) any revolving credit borrowings (including issuances of letters of credit thereunder) under the New Credit Agreement, (e) any indebtedness incurred in connection with sales of receivables (including collections thereof and any related assets) pursuant to any accounts receivables financing in an aggregate principal amount not exceeding $750,000,000 and (g) other indebtedness in an aggregate principal amount not exceeding $250,000,000.
“Excluded Subsidiary” means any Subsidiary that is (a) a Foreign Subsidiary, (b) (i) a direct or indirect subsidiary of a CFC or (ii) a CFC Holdco, (c) not wholly owned directly by Holdings and/or one or more of its wholly owned Subsidiaries, (d) prohibited from guaranteeing the Obligations by any contractual obligation existing on the Closing Date (and such Subsidiary shall be listed on Schedule 1.01(a) hereto) or, if acquired after the Closing Date, any contractual obligation existing on the date such Subsidiary is acquired (so long as such prohibition is not created in contemplation of the Closing Date or such acquisition), (e) prohibited by applicable law from guaranteeing the Obligations, or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless, such consent, approval, license or authorization has been received, in each case so long as the Administrative Agent shall have received a certification from Holdings’ general counsel or a Financial Officer of Holdings as to the existence of such prohibition or consent, approval, license or authorization requirement, (f) not a Material Subsidiary, (g) any special purpose securitization vehicle (or similar entity) formed after the Closing Date, (h) any Captive Insurance Subsidiary, (i) any not-for-profit Subsidiary, (j) any Subsidiary with respect to which a guarantee of the Obligations would result in material adverse Tax consequences as reasonably determined by the Borrower in consultation with the Administrative Agent and (k) any other Subsidiary with respect to which the Administrative Agent and the Borrower reasonably agree that the burden or cost of providing a guarantee of the Obligations would outweigh the benefits to be obtained by the Lenders therefrom.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any Taxes imposed under FATCA.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version of such Code Sections that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1.00%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1.00%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it. Notwithstanding the foregoing, if the Federal Funds Effective Rate, as determined as provided above, would otherwise be less than zero, then the Federal Funds Effective Rate shall be deemed to be zero for all purposes of this Agreement.

“Financial Officer” means, with respect to any Person, the chief executive officer, the chief financial officer, the principal accounting officer, the treasurer, any assistant treasurer or the controller of such Person.
“Fitch” means Fitch Ratings, or any successor by merger or consolidations to its ratings agency business.
“Foreign Lender” means any Lender that is not a U.S. Person.
“Foreign Subsidiary” means any Subsidiary of Holdings that is organized under the laws of a jurisdiction other than the United States of America, a State thereof or the District of Columbia.
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other similar governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra‑national body exercising such powers or functions, such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of the Indebtedness or other monetary obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), in good faith by a Financial Officer of the Borrower)).

“Guarantors” means Holdings and each of the Subsidiary Guarantors.
“Guaranty” means the guaranty of each Guarantor set forth in Article IX.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedge Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreements relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination values determined in accordance therewith (but not yet paid), such termination values, and (b) for any date prior to the date referenced in clause (a), the mark‑to‑market values for such Hedging Agreements, determined based on one or more mid‑market or other readily available quotations provided by any recognized dealer in Hedging Agreements of such type (which may include a Lender or any Affiliate of a Lender).
“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
“Holdings” has the meaning assigned to such term in the preamble.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) accounts payable incurred in the ordinary course of business, (ii) earn‑outs, hold‑backs and similar deferred payment of consideration in acquisitions (but only to the extent that no payment is then owed thereunder) and (iii) deferred compensation payable to directors, officers and employees of Holdings or any Subsidiary), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations under any accounts receivable financings (excluding any servicing arrangements entered into in connection therewith), (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) all Repurchase Obligations. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other

Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.
“Indemnitee” has the meaning assigned to such term in Section 10.03(b).
“Index Debt Rating” means, as of any date of determination, the rating as determined by S&P, Moody’s or Fitch, as applicable, of the senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any Person or subject to any other credit enhancement.
“Information Memorandum” means the Confidential Information Memorandum dated January 2020 relating to the Borrower and the Transactions.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.
“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any LIBOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBOR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
“Interest Period” means, with respect to any LIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or such shorter or longer period as shall have been consented to by each applicable Lender) thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of any Interest Period that is a multiple of months, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that is a multiple of months pertaining to a LIBOR Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no Interest Period shall extend beyond the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interpolated Screen Rate” means, with respect to any LIBOR Borrowing for any Interest Period, a rate per annum which results from interpolating on a linear basis between (a) the applicable LIBO Screen Rate for the longest maturity for which a LIBO Screen Rate is available that is shorter than such Interest Period and (b) the applicable LIBO Screen Rate for the shortest maturity for which a LIBO Screen Rate is available that is longer than such Interest Period, in each case as of 11:00 a.m., London time, two Business Days prior to the first day of such Interest Period.
“Investment Grade” means (a) with respect to S&P, a rating of BBB- or higher, (b) with respect to Moody’s, a rating of Baa3 or higher and (c) with respect to Fitch, a rating of BBB- or higher.
“Investment Grade Requirement” means, at all times after December 17, 2019, and until the fifth Business Day after the Closing Date, the corporate rating (however determined) of the Borrower or the rating of the Borrower’s senior unsecured non-credit enhanced long-term indebtedness, in each case, from at least two of S&P, Moody’s or Fitch (as announced and/or confirmed in a public release by such rating agency) shall be Investment Grade.
“Judgment Currency” has the meaning assigned to such term in Section 10.14(b).
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Leverage Increase Election” has the meaning set forth in Section 6.07.
“Leverage Increase Period” has the meaning set forth in Section 6.07.
“Leverage Ratio” has the meaning set forth in Section 6.07.
“LIBO Rate” means, with respect to any LIBOR Borrowing for any Interest Period, the LIBO Screen Rate as of 11:00 a.m., London time, two Business Days prior to the first day of such Interest Period. If no LIBO Screen Rate shall be available for a particular Interest Period but LIBO Screen Rates shall be available for maturities both longer and shorter than such Interest Period, then the LIBO Rate for such Interest Period shall be the Interpolated Screen Rate. Notwithstanding the foregoing, if the LIBO Rate, determined as set forth above, shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.
“LIBO Screen Rate” means, in respect of the LIBO Rate for any Interest Period for a Loan, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes on the administration of such rate) for deposits in US Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period as set forth on the applicable Reuters screen (currently LIBOR01 or LIBOR02) (or if such service ceases to be available, another service displaying the appropriate rate designated by the Administrative Agent).
“LIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“LIBOR Successor Rate” has the meaning assigned to such term in Section 2.14(c).
“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Alternate Base Rate, any Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, as determined by the Administrative Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent.
“Lien” means (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Limited Condition Acquisition” means any acquisition, including by way of merger, amalgamation or consolidation, which Holdings, the Borrower or one or more Subsidiaries has contractually committed to consummate, the terms of which do not condition Holdings’, the Borrower’s or such Subsidiary’s, as applicable, obligation to close such acquisition on the availability of, or on obtaining, third-party financing.
“Loan Documents” means this Agreement, each Counterpart Agreement and each promissory note delivered pursuant to this Agreement.
“Loan Parties” means Holdings, the Borrower and each of the Subsidiary Guarantors.
“Loans” has the meaning assigned to such term in Section 2.01.
“Material Adverse Effect” means (a) a materially adverse effect on the business, assets, operations or financial condition of Holdings and the Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Loan Parties, taken as a whole, to perform their payment obligations hereunder or (c) a material impairment of the rights or remedies available to the Lenders or the Administrative Agent hereunder.
“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of Holdings and the Subsidiaries in an aggregate principal amount exceeding $150,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings or any Subsidiary in respect of any Hedging Agreements at any time shall be the Hedge Termination Value thereof at such time.
“Material Subsidiary” means any Subsidiary (a) the consolidated assets of which equal 5.0% or more of the consolidated assets of Holdings and the Subsidiaries as of the last day of the most recent fiscal quarter of Holdings or (b) the consolidated revenues of which equal 5.0% or more of the consolidated revenues of Holdings and the Subsidiaries for the most recent period of four consecutive fiscal quarters; provided that if at the end of the most recent fiscal quarter or for the most recent period of four consecutive fiscal quarters the combined consolidated assets or combined consolidated revenues of all Subsidiaries that under clauses (a) and (b) above would not constitute Material Subsidiaries shall have exceeded 15% of the consolidated assets or 15% of the consolidated revenues of Holdings and the Subsidiaries, then one or more of such excluded Subsidiaries shall for all purposes of this Agreement be deemed to be Material Subsidiaries in descending order based on the amounts of their consolidated assets or consolidated revenues, as the case may be, until such excess shall have been eliminated.
“Maturity Date” means the date that is 364 days after the Closing Date.
“Maximum Rate” has the meaning assigned to such term in Section 10.13.
“MNPI” means material information concerning Holdings, the Borrower and the other Subsidiaries and their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the United States Securities Act of 1933 and the Exchange Act. For purposes of this definition, “material information” means information concerning Holdings, the Borrower, their respective Affiliates or any securities of any of the foregoing that could reasonably be expected to be material for purposes of the United States federal and state or other applicable securities laws.
“Moody’s” means Moody’s Investors Service, Inc., or any successor by merger or consolidation to its ratings agency business.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA which the Borrower or any ERISA Affiliate (other than any Person considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) has maintained, sponsored, contributed to or accrued an obligation to contribute to, or has within any of the preceding six plan years maintained, sponsored, contributed to or accrued an obligation to contribute.
“Net Cash Proceeds” means:
(a) with respect to any Debt or Equity Issuance, the cash proceeds actually received by Holdings, the Borrower or any Subsidiary in connection with such Debt or Equity Issuance, net of the sum, without duplication, of all underwriting or issuance discounts and commissions, attorneys’ fees, investment banking fees, accountants’ fees and other fees and reasonable expenses incurred by Holdings, the Borrower or any Subsidiary in connection therewith and all Taxes paid or reasonably estimated to be payable as a result of such Debt or Equity Issuance; and
(b) with respect to any Disposition, the cash proceeds actually received by Holdings, the Borrower or any Subsidiary in connection with such Disposition (including any such cash proceeds received by way of deferred payment of principal pursuant to, or by monetization of, a note receivable or otherwise, but only as and when received), net of the sum, without duplication, of (i) the amount of all payments (including any premiums or penalties) required to be made by Holdings, the Borrower or the Subsidiaries as a result of such Disposition to repay Indebtedness (other than the Loans) secured by a Lien on such asset and subject to mandatory prepayment as a result of such Disposition, (ii) all attorneys’ fees, investment banking fees, accountants’ fees and other reasonable fees and expenses actually incurred by Holdings, the Borrower or the Subsidiaries in connection with such Disposition, (iii) Taxes paid or reasonably estimated to be payable as a result of such Disposition, (iv) all distributions and other payments required to be made to minority interest holders in Subsidiaries and joint ventures as a result of such Disposition, or to any other Person owning a beneficial interest in the assets disposed of in such Disposition and (v) the amount of any reserves established by the Borrower or its Subsidiaries in accordance with GAAP to fund purchase price adjustment, indemnities and other liabilities, contingent or otherwise, reasonably estimated to be payable by the Borrower or any Subsidiary in connection with such Disposition, provided that if a reserve established with respect to any Disposition as described in this clause (v) shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be, on the date of such reduction, Net Cash Proceeds in respect of such Disposition; provided that if the Borrower shall give written notice to the Administrative Agent that the Borrower or its Subsidiaries intend to reinvest such cash proceeds within 180 days following receipt thereof in replacement or long-term assets used or useful in the business of the Borrower and its Subsidiaries (or 270 days, to the extent committed to be reinvested within such 180 day period) such cash proceeds shall not constitute Net Cash Proceeds; provided further that to the extent any such cash proceeds are not so reinvested within such time periods following receipt, such cash proceeds shall then constitute Net Cash Proceeds.
“New Credit Agreement” means the Credit Agreement, dated as of January 17, 2020 among Holdings, the Borrower, the guarantors party thereto, the lenders party thereto and Citibank N.A., as administrative agent thereunder.
“Non‑Consenting Lender” means any Lender that withholds its consent to any proposed amendment, modification or waiver that cannot become effective without the consent of such Lender under Section 10.02, and that has been consented to by the Required Lenders.
“Obligations” means the due and punctual payment of (a) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (b) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower under this Agreement.
“Other Acquisition Indebtedness” has the meaning assigned to such term in the definition of Excluded Debt.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made hereunder or from the execution, delivery, performance or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).
“Participant” has the meaning assigned to such term in Section 10.04(c).
“Participant Register” has the meaning assigned to such term in Section 10.04(c).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
“Permitted Liens” means:

(a)	Liens imposed by law for Taxes that are not yet due and payable or are being contested in compliance with Section 5.05;

(b)
statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and suppliers, and similar Liens imposed by Law, in each case incurred in the ordinary course of business for sums not yet delinquent by more than 60 days or being contested in good faith;

(c)
Liens incurred and pledges and deposits made in the ordinary course of business (i) in connection with workers’ compensation, disability or unemployment insurance, old‑age pensions, retiree health benefits and other similar plans or programs and other social security laws or regulations, property, casualty or liability insurance or premiums related thereof or self-insurance obligations or (ii) to secure letters of credit, bank guarantees or similar instruments posted to support payment of items set forth in the foregoing clause (i);

(d)
Liens (including deposits) to secure the performance of (or to secure letters of credit or letters of guarantee that secure the performance of) bids, trade contracts, leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)
leases, licenses, subleases or sublicenses granted to others (other than as security for Indebtedness) not interfering in any material respect with the ordinary conduct of the business of Holdings and the Subsidiaries, taken as a whole;

(f)
(i) easements, covenants, conditions, restrictions, zoning restrictions, building codes, land use laws, leases, subleases, licenses, rights of way, minor irregularities in, or lack of, title and similar encumbrances affecting real property, (ii) with respect to any lessee’s or licensee’s interest in real or personal property, mortgages, liens, rights and obligations and other encumbrances arising by, through or under any owner, lessor or licensor thereof and (iii) leases, licenses, rights and obligations in connection with patents, copyrights, trademarks, tradenames and other intellectual property, in each case that do not secure the payment of Indebtedness to the extent, in the case of each of clauses (i), (ii) and (iii), that the Liens referred to therein do not, in the aggregate, materially detract from the value of the affected property as used by Holdings or any Subsidiary in the ordinary course of business or interfere in any material respect with the ordinary conduct of the business of Holdings and the Subsidiaries, taken as a whole;

(g)	judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII, and deposits securing appeal or other surety bonds related to such judgments;

(h)
Liens in favor of any Governmental Authority (i) to secure partial progress, advance or other payments pursuant to any contract or statute or (ii) to secure any Indebtedness incurred for the purpose of financing all or part of the purchase price or cost of constructing or improving the property subject to such Liens;

(i)
Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and (ii) on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or such other goods in the ordinary course of business;

(j)	customary landlords’ Liens under leases to which such Person is a party;

(k)
Liens arising under short‑term repurchase agreements or reverse repurchase agreements with respect to U.S. Treasury securities or other cash equivalent investments, short‑term securities lending and securities borrowing agreements    and similar transactions employed in connection with the management of cash and cash equivalents and short‑term investments;

(l)
(i) normal and customary rights of setoff, banker’s Liens and similar rights in respect of deposits of cash, or in respect of investment securities accounts, in favor of banks or other depository institutions, (ii) Liens relating to pooled deposit or sweep accounts of Holdings or any of the Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings or any of the

Subsidiaries or (iii) Liens relating to purchase orders and other agreements entered into with customers of Holdings or any of the Subsidiaries in the ordinary course of business of Holdings and the Subsidiaries;

(m)
sales, assignments, transfers or dispositions of accounts receivable in the ordinary course of business for purposes of collection (but not as part of any securitization transaction or factoring arrangement);

(n)
Liens arising from filing UCC (or similar law of any jurisdiction) financing statements or similar precautionary public filings, registrations or agreements in foreign jurisdictions by lessors, consignors and bailors regarding leases and consignment or bailee arrangements permitted or not prohibited by any of the Loan Documents and Liens securing liabilities in respect of indemnification obligations thereunder as long as each such Lien only encumbers the assets that are the subject of the related lease (or contained in such leasehold) or consignment or bailee, and other similar precautionary statements, filings or agreements;

(o)
(i) deposits of cash with the owner or lessor of premises leased or operated by Holdings or any of the Subsidiaries and (ii) cash collateral on deposit with banks or other financial institutions issuing letters of credit (or backstopping such letters of credit) or other equivalent bank guarantees issued naming as beneficiaries the owners or lessors of premises leased or operated by Holdings or any of the Subsidiaries, in each case in the ordinary course of business of Holdings and such Subsidiaries to secure the performance of Holdings’ or such Subsidiary’s obligations under the terms of the lease for such premises;

(p)
Liens in favor of a commodity, brokerage or security intermediary who holds a commodity, brokerage or, as applicable, a security account on behalf of Holdings or a Subsidiary; provided that such Lien encumbers only the related account and the property held therein; and

(q)	Liens on any cash earnest money deposits made by Holdings or any of the Subsidiaries in connection with any acquisition or any other investment.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Platform” has the meaning assigned to such term in Section 10.12(c).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Citibank, N.A. (or any replacement Administrative Agent) as its base rate in effect at its principal office in New York City (or the principal office of any such replacement Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Private Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.
“Pro Forma Basis”, when used in reference to any computations, means that such computations are to be made on a basis that gives effect to the applicable acquisition or disposition as if such acquisition or disposition had occurred on the date specified in the relevant definition, in a manner consistent with the requirements of the SEC for pro forma financial information set forth in Article 11 of Regulation S‑X under the Exchange Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Indebtedness).
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that do not wish to receive MNPI.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to such term in Section 10.18.
“Qualified Acquisition” means any Acquisition (a) the aggregate purchase price for which is $500,000,000 or more and (b) for which the Leverage Ratio as of the last day of the fiscal quarter most recently ended on or prior to the consummation of such Acquisition and for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b), when determined on a pro forma basis after giving effect to such Acquisition and the incurrence of any Indebtedness in connection therewith, would be greater than the Leverage Ratio as of the last day of such fiscal quarter determined without giving pro forma effect thereto.
“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.
“Reduction/Prepayment Event” means any Debt or Equity Issuance and any Disposition.
“Refinancing Proceeds” has the meaning assigned to such term in the definition of “Adjusted Consolidated Total Indebtedness”.
“Register” has the meaning assigned to such term in Section 10.04(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, members, partners, employees, agents and advisors of such Person and such Person’s Affiliates.
“Removal Effective Date” has the meaning assigned to such term in Section 8.06(b).
“Repurchase Obligations” means, at any time, the aggregate amount of all accrued, absolute or contingent repurchase obligations (including repurchase obligations that become due on a future date) of Holdings and the Subsidiaries at such time, in each case to the extent such amounts would be shown as liabilities on a consolidated balance sheet of Holdings as of such time prepared in accordance with GAAP.
“Required Lenders” means, at any time, Lenders having Loans representing more than 50% of the aggregate Loans at such time.
“Resignation Effective Date” has the meaning assigned to such term in Section 8.06(a).
“S&P” means S&P Global Ratings, a division of S&P Global, Inc., or any successor by merger or consolidation to its rating agency business.
“Sale‑Leaseback Transaction” means any arrangement whereby Holdings or a Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred; provided that any such arrangement entered into within 180 days after the acquisition or construction of the subject property shall not be deemed to be a “Sale‑Leaseback Transaction”.
“Sanctioned Country” means, at any time, a country or territory which is, or whose government is, the subject or target of comprehensive Sanctions broadly restricting or prohibiting dealings with such country, territory or government (currently, Crimea, Cuba, Iran, North Korea and Syria). If any country, territory or government is no longer the subject or target of Sanctions broadly restricting or prohibiting dealings with such country, territory or government, then it shall not be considered a Sanctioned Country for purposes hereof.
“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the United States (including by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or the U.S. Department of Commerce), the United Nations Security Council, the European Union or any of its member states, Her Majesty’s Treasury, Canada, Japan or Switzerland, (b) any Person located, organized or resident in, or any Governmental Authority of, a Sanctioned Country or (c) any Person 50% or more directly or indirectly owned by, controlled by, or acting for the benefit or on behalf of, any Person, individually, or Persons, together, described in clauses (a) or (b) above.

“Sanctions” means economic or financial sanctions or trade embargoes enacted, imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or the U.S. Department of Commerce; (b) the United Nations Security Council; (c) the European Union or any of its member states; (d) Her Majesty’s Treasury; (e) Canada; (f) Japan; or (g) Switzerland.
“SEC” means the United States Securities and Exchange Commission.
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination that on such date
(a)    the fair value of the assets of such person exceeds its debts and liabilities,
(b)    the present fair saleable value of the property of such Person is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured,
(c)    such Person is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured, and
(d)    such Person is not engaged in, and is not about to engage in, business for which it has unreasonably small capital.
The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.
“Specified Representations” means the representations and warranties set forth in the first sentence of Section 3.01 (as to valid existence only and subject to the application of the related parenthetical clause), Section 3.02, Section 3.03(b), Section 3.07, Section 3.09, the last sentence of Section 3.13 and Section 3.14.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Debt” has the meaning assigned to such term in the definition of “Adjusted Consolidated Total Indebtedness”.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of Holdings.
“Subsidiary Guarantors” means each Domestic Subsidiary (other than the Borrower) that is a Subsidiary Guarantor (as defined in the New Credit Agreement) as of the Closing Date and is listed on Schedule 1.01(b) (such Domestic Subsidiaries not to include any Excluded Subsidiary) and each other Domestic Subsidiary (other than the Borrower) that is or becomes a party to this Agreement as a Subsidiary Guarantor (such Domestic Subsidiaries not to include any Excluded Subsidiary), unless and until released as a Subsidiary Guarantor pursuant to the terms hereof.
“Supported QFC” has the meaning assigned to such term in Section 10.18.
“Syndication Agent” means MUFG Bank, Ltd., in its capacity as syndication agent with respect to the credit facility established hereunder.
“Target” means DYHC Inc., a Delaware corporation.
“Target Refinancing” means the repayment in full of all principal, premium, if any, interest, fees and other amounts due or outstanding under all third party indebtedness of the Acquired Business (other than (i) the approximately $12.25 million outstanding principal amount of Variable/Fixed Rate Taxable Demand Notes, Series 2010-A, issued by the Target pursuant to that certain Trust Indenture, dated December 1, 2010, between the Target and the trustee party thereto and (ii) the approximately $33.87 million outstanding principal amount of Revenue Bonds (Dynetics, Inc. Project), Series 2010-B, issued by The Industrial Development Board of the City of Huntsville pursuant to that certain Trust Indenture, dated December 1, 2010, between the issuer and the trustee party thereto (and guaranteed by the Target pursuant to that certain guaranty agreement, dated December 1, 2010 in favor of such trustee)), the termination of the commitments and any letters of credit outstanding thereunder and the discharge and release all guarantees and Liens existing in connection therewith.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes or any other goods and services,

use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Total Assets” means, as of any date of determination, the total assets of Holdings and the Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the consolidated balance sheet of Holdings for the most recently completed fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b), as applicable (or prior to the delivery of any such financial statements, at September 27, 2019).
“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement, the borrowing of Loans, the use of proceeds thereof, consummation of the Dynetics Acquisition and the consummation of Target Refinancing.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
“Unrestricted Cash” means cash and cash equivalents that are not subject to any Lien other than any Lien permitted under clause (a) or (l) of the definition of the term “Permitted Lien”.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Special Resolutions Regime” has the meaning assigned to such term in Section 10.18.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).
“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
“US Dollars” or “$” means the lawful currency of the United States of America.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means the Borrower or the Administrative Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02.    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “LIBOR Loan”). Borrowings also may be classified and referred to by Type (e.g., a “LIBOR Borrowing”).
Section 1.03.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. Except as otherwise provided herein and unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein (including this Agreement) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restriction on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
Section 1.04.    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that (a) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, and (b) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of Holdings or any Subsidiary at “fair value”, as defined therein, or any other accounting principle if, in each case, such election or such other accounting principle results in the amount of such Indebtedness being below or above the stated principal amount of such Indebtedness, (ii) any change in GAAP occurring after the date hereof as a result of the adoption of any proposals set forth in the Proposed Accounting Standards Update, Leases (Topic 840), issued by the Financial Accounting Standards Board on August 17, 2010, or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on the date hereof or (iii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) (and related interpretations) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.
Section 1.05.    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.
Section 1.06.    Effectuation of Transactions. All references herein to Holdings, the Borrower and the Subsidiaries on the Closing Date shall be deemed to be references to such Persons, and all of the representations and warranties of the Borrower contained in this Agreement shall be deemed made on the Closing Date, in each case, after giving effect to the Dynetics Acquisition, unless context otherwise expressly requires.
Article II

THE CREDITS
Section 2.01.    Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make a loan to the Borrower in a single drawing (collectively, the “Loans”), denominated in US Dollars, on the Closing Date in a principal amount not to exceed such Lender’s Commitment in effect on such date. Amounts repaid or prepaid in respect of Loans may not be reborrowed.
Section 2.02.    Loans and Borrowings. (a)  Each Loan shall be made as part of a Borrowing consisting of Loans denominated in US Dollars made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(a)    Subject to Section 2.14, (i) each Borrowing shall be comprised entirely of ABR Loans or LIBOR Loans, as the Borrower may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(b)    At the commencement of each Interest Period for any LIBOR Borrowing, and at the time each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that a LIBOR Borrowing that results from a continuation of an outstanding LIBOR Borrowing may be in an aggregate principal amount that is equal to such outstanding Borrowing. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 LIBOR Borrowings outstanding (unless otherwise agreed by the Administrative Agent in its sole discretion).
(c)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, to elect to convert or to continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
Section 2.03.    Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent (a) in the case of a LIBOR Borrowing, not later than 12:00 noon, New York City time, two Business Days before the date of the proposed Borrowing (or such shorter period agreed to by the Administrative Agent) and (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing (or such shorter period agreed to by the Administrative Agent). Each such Borrowing Request shall be made by hand delivery, e-mail or fax to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by a Financial Officer of the Borrower or by telephone notification, confirmed promptly by hand delivery, e-mail or fax to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by a Financial Officer of the Borrower. Each such telephonic or written Borrowing Request shall specify the following information in compliance with Section 2.02:
(a)    the principal amount of such Borrowing;
(b)    the date of such Borrowing, which shall be a Business Day;
(c)    the Type of such Borrowing;
(d)    in the case of a LIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(e)    the location and number of the account to which funds are to be disbursed.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested LIBOR Borrowing,

then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
Section 2.04.    [Reserved].
Section 2.05.    [Reserved].
Section 2.06.    Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in US Dollars by 9:00 a.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly remitting the amounts so received, in like funds, to the account designated by the Borrower in the applicable Borrowing Request.
(a)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount or (ii) in the case of the Borrower, the interest rate applicable to the subject Loan pursuant to Section 2.13 (it being understood that nothing in this paragraph shall require the Borrower to pay any interest in duplication of the interest payable under such Section). If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any such payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
Section 2.07.    Interest Elections. (a)  Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request or as otherwise provided in Section 2.03 and, in the case of a LIBOR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a LIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section and on terms consistent with the other provisions of this Agreement. The Borrower may elect different options with respect to different portions of an affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing and the Loans resulting from an election made with respect to any such portion shall be considered a separate Borrowing.
(a)    To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type, resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be made by hand delivery, e-mail or fax to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by a Financial Officer on behalf of the Borrower or by telephonic notification, confirmed promptly by hand delivery, e-mail or fax to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by a Financial Officer on behalf of the Borrower. Notwithstanding any other provision of this Section, the Borrower shall not be permitted to change the currency of any Borrowing or to elect an Interest Period for LIBOR Loans that does not comply with Section 2.02(d).
(b)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    the Type of the resulting Borrowing, which shall comply with Section 2.02(b); and
(iv)    if the resulting Borrowing is to be a LIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a LIBOR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(c)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(d)    If the Borrower fails to deliver a timely Interest Election Request with respect to a LIBOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, the Administrative Agent shall notify the Borrower and the applicable Lenders and the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(e)    Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower (provided that no such notice shall be required in the case of any Event of Default under clause (h) or (i) of Article VII with respect to Holdings or the Borrower), then, so long as an Event of Default is continuing, no outstanding Borrowing may be converted to or continued as a LIBOR Borrowing and, unless repaid, each LIBOR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
Section 2.08.    Termination of Commitments. The Commitment of each Lender shall automatically terminate upon the funding of the Loans on the Closing Date.
Section 2.09.    Repayment of Loans; Evidence of Debt. (a)  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan made to the Borrower on the Maturity Date.
(a)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(b)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(c)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans or pay any other amounts due hereunder in accordance with the terms of this Agreement.
(d)    Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Borrower and the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.10.    Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Borrower, through the Administrative Agent, that the introduction of or any change in or in the interpretation of any law or regulation after the Closing Date makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for any Lender to make LIBOR Loans or to fund or maintain LIBOR Loans, (a) each LIBOR Loan will automatically, upon such demand, be converted into an ABR Loan and (b) the obligation of the Lenders to make LIBOR Loans or to convert Loans into LIBOR Rate Loans shall be suspended. If, at any time after a Lender gives notice under this Section 2.10, such Lender determines that it may lawfully make LIBOR Loans, such Lender shall promptly give notice of that determination to the Borrower and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender. The Borrower’s right to request, and such Lender’s obligation, if any, to make LIBOR Loans shall thereupon be restored.
Section 2.11.    Prepayment of Loans. (a)  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, subject to prior notice in accordance with paragraph (d) of this Section.
(a)    In the event and on each occasion that, after the making of the Loans on the Closing Date, Holdings, the Borrower or any Subsidiary receives any Net Cash Proceeds in respect of a Reduction/Prepayment Event, then the Borrower shall, within three Business Days of the receipt of such Net Cash Proceeds, prepay the Loans, without premium or penalty, in an amount equal to the lesser of (i) the aggregate principal amount of Loans then outstanding and (ii) 100% of such Net Cash Proceeds.
(b)    Notwithstanding anything in this Section 2.11, (i) if the Borrower incurs or establishes any Other Acquisition Indebtedness, the amount of prepayment of the Loans required under Section 2.11(b) may be applied to reduce, prepay or repay such Other Acquisition Indebtedness on a ratable basis with the Loans; provided that, for the avoidance of doubt, to the extent such Other Acquisition Indebtedness is not actually prepaid or repaid the amount of the required prepayment under Section 2.11(b) shall not be reduced and (ii) to the extent that Holdings has reasonably determined that repatriation of any or all Net Cash Proceeds generated in connection with a Debt or Equity Issuance by a Foreign Subsidiary would result in either adverse tax consequences or is prohibited or restricted by applicable local law, rule or regulation, any applicable contract, agreement or other consensual arrangement, or any organizational documents of the applicable Subsidiaries, the portion of such Net Cash Proceeds so affected will not be required to be applied to repay the Loans as provided for in this Section 2.11 but may be retained by the applicable Foreign Subsidiary.
(c)    The Borrower shall notify the Administrative Agent by a written notice signed by a Financial Officer on behalf of the Borrower of any prepayment of a Borrowing hereunder (i) in the case of a LIBOR Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of such prepayment (or as soon thereafter as practicable) or (ii) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of such prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that any notice of prepayment under paragraph (a) of this Section delivered by the Borrower may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each optional partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.
Section 2.12.    Fees. (a)  If the Investment Grade Requirement is not satisfied, the Borrower agrees to pay to the Administrative Agent for the account of each Lender an additional funding fee in an amount equal to 0.25% of the aggregate principal amount of such Lender’s Loan as of the Closing Date, which additional funding fee shall be due and payable on the fifth Business Day after the Closing Date.
(a)    The Borrower agrees to pay to the Administrative Agent for the account of each Lender a duration fee in an amount equal to the applicable percentage set forth below of the aggregate principal amount of such Lender’s Loan outstanding at 5:00 p.m., New York City time, on the dates set forth below, which duration fee shall be due and payable on the Business Day immediately succeeding each such date:

Date	Duration Fee Percentage
90 days after the Closing Date	0.50%
180 days after the Closing Date	0.75%
270 days after the Closing Date	1.00%

If the Investment Grade Requirement is not satisfied, the duration fee percentages set forth above will increase (i) with respect to the date that is 90 days after the Closing Date, from 0.50% to 1.00%, (ii) with respect to the date that is 180 days after the Closing Date, from 0.75% to 1.50% and (iii) with respect to the date that is 270 days after the Closing Date, from 1.00% to 2.00%.
(b)    The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
(c)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution. Fees paid shall not be refundable under any circumstances.

Section 2.13.    Interest. (a)  The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate set forth under the caption “ABR Margin” in the definition of such term.
(a)    The Loans comprising each LIBOR Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate set forth under the caption “LIBOR Margin” in the definition of such term.
(b)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
(c)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion or continuation of any LIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion or continuation. All interest shall be payable in the currency in which the applicable Loan is denominated.
(d)    All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Adjusted LIBO Rate or Alternate Base Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
Section 2.14.    Alternate Rate of Interest. (a) Subject to a LIBOR Successor Rate being implemented in accordance with clause (b) below, if prior to the commencement of any Interest Period for a LIBOR Borrowing:
(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including, without limitation, because the LIBO Rate for such Interest Period is not available or published on a current basis and such circumstances are unlikely to be temporary) for such Interest Period; or
(ii)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining the Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof (which may be by telephone) to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, an affected LIBOR Borrowing shall be ineffective, (ii) any affected LIBOR Borrowing shall be continued as an ABR Borrowing and (iii) any Borrowing Request for an affected LIBOR Borrowing shall be deemed to be a request for an ABR Borrowing.
(b)    Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Required Lenders notify the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined, that:
(i)    the circumstances described in Section 2.14(a)(i) have arisen and such circumstances are unlikely to be temporary; or
(ii)    the supervisor for the administrator of the LIBO Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Rate shall no longer be made available, or used for determining the interest rate of loans, then, after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the LIBO Rate with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) that has been broadly accepted by the syndicated loan market in the United States in lieu of the LIBO Rate (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and, notwithstanding anything to the contrary in Section 10.08, any such amendment shall become effective at 5:00 p.m. (New York City time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrowers unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent notice that such Required Lenders do not accept such amendment; provided that, if such LIBOR Successor Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist, the obligation of the Lenders to make or maintain LIBOR Loans shall be suspended (to the extent of the affected LIBOR Loans or Interest Periods). Upon receipt of such notice, the Borrower may revoke any pending request for a LIBOR Borrowing of, conversion to or continuation of LIBOR Loans (to the extent of the affected LIBOR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for an ABR Borrowing in the amount specified therein.
Section 2.15.    Increased Costs. (a)  If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);
(ii)    impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Loans; or
(iii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs or expenses incurred or reduction suffered.
(b)    If any Lender determines in good faith that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and the manner in which such amount or amounts have been determined, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay to such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs, expenses or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law or other circumstance giving rise to such increased costs, expenses or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law or other circumstance giving rise to such increased costs, expenses or reductions is retroactive, then the 180‑day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)    Notwithstanding any other provision of this Section, no Lender shall demand compensation for any increased or other cost or reduction pursuant to this Section if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements.
Section 2.16.    Break Funding Payments. In the event of (a) the payment of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional prepayment of Loans), (b) the conversion of any LIBOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date or in the amount specified in any notice delivered pursuant hereto (whether or not such notice may be revoked in accordance with the terms hereof) or (d) the assignment of any LIBOR other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense (but not for any anticipated profits) attributable to such event. In the case of a LIBOR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate, as applicable, that would have been applicable to such Loan (and, for avoidance of doubt, without giving effect to any Applicable Rate that would otherwise have been applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the London interbank market. The Borrower shall also compensate each Lender for the loss, cost or expense attributable to any failure by the Borrower to deliver a timely Interest Election Request with respect to a LIBOR Borrowing. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
Section 2.17.    Taxes. (a)  Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made free and clear of and without deduction or withholding for Taxes except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) required the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(a)    In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or, at the option of the Administrative Agent, timely reimburse it for the payment of any Other Taxes.
(b)    The Borrower shall indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Recipient on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(c)    As soon as reasonably practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(e)    (i) Any Lender that is entitled to an exemption from, or reduction of, withholding Tax under the law of the jurisdiction in which the Borrower is resident or located, or any treaty to which such jurisdiction is a party, with respect to payments made under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent, as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the

Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) or (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)    Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W‑9 certifying that such Lender is exempt from U.S. Federal backup withholding Tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed IRS Form W‑8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W‑8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    an executed IRS Form W‑8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit B‑1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance

Certificate”) and (y) an executed IRS Form W‑8BEN or IRS Form W-8BEN-E, as applicable; or
(4)    to the extent a Foreign Lender is not the beneficial owner, an executed IRS Form W‑8IMY, accompanied by IRS Form W‑8ECI, IRS Form W‑8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B‑3, IRS Form W‑9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B‑4 on behalf of each such direct or indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)    If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts paid pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section with respect to Taxes giving rise to such refund), net of all out‑of‑pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of the indemnified party, agrees to repay to the indemnified party the amount paid pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event the indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after‑Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(g)    Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under this Agreement and the other Loan Documents.
(h)    For purposes of this Section, the term “applicable law” includes FATCA.
Section 2.18.    Payments Generally; Pro Rata Treatment; Sharing of Set‑offs. (a)  The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or otherwise) prior to the time required hereunder for such payment or, if no such time is expressly required, prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without any defense, set‑off, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent for the account of the applicable Lenders to such account as the Administrative Agent shall from time to time specify in one or more notices delivered to the Borrower except that payments pursuant to Sections 2.15, 2.16, 2.17 and 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder and under each other Loan Document of principal or interest in respect of any Loan shall be made in US Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.
(a)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(b)    If any Lender shall, by exercising any right of set‑off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall notify the Administrative Agent of such fact and shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set‑off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(c)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each applicable Lender severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(d)    If any Lender shall fail to make any payment required to be made by it hereunder to or for the account the Administrative Agent, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender pursuant to this Agreement (including pursuant to Sections 2.06(b), 2.18(d) or 10.03(c)), in each case in such order as shall be determined by the Administrative Agent in its discretion.
Section 2.19.    Mitigation Obligations; Replacement of Lenders. (a)  If any Lender requests any payments under Section 2.15, if it becomes illegal for any Lender to continue to fund or make any LIBOR Loan and such Lender notifies the Borrower pursuant to Section 2.10, or if the Borrower is required to pay Indemnified Taxes or any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.
(a)    If (i) any Lender requests any payments under Section 2.15, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) it becomes illegal for any Lender to continue to fund or make any LIBOR Loan and such Lender notifies the Borrower pursuant to Section 2.10 or (iv) any Lender becomes a Non‑Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04, with the Borrower or the replacement Lender paying any applicable processing or recordation fees), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent (which consent shall not unreasonably be withheld), (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments and (D) in the case of any such assignment and delegation resulting from the status of such Lender as a Non‑Consenting Lender, such assignment, together with any assignments by other Non‑Consenting Lenders, will enable the Borrower to obtain sufficient consents to cause the applicable amendment, modification or waiver to become effective. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.
Article III

REPRESENTATIONS AND WARRANTIES
Each of Holdings and the Borrower represents and warrants to the Lenders, on the Closing Date and as of each other date the representations and warranties are required or deemed to be made pursuant to this Agreement, that:
Section 3.01.    Organization; Powers. Each of Holdings, the Borrower and the other Subsidiaries are duly organized, validly existing and in good standing (to the extent such concept is recognized in the jurisdiction of organization thereof) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, in each case (other than with respect to organization, existence and good standing in its jurisdiction of organization of each of Holdings and the Borrower), except where the failure to do so, individually or in the aggregate, would not be materially likely to have a Material Adverse Effect.
Section 3.02.    Authorization; Enforceability. The Transactions are within Holdings’, the Borrower’s and, solely with respect to Article IX, each Subsidiary Guarantor’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by each of the Loan Parties and constitutes, and each other Loan Document when executed and delivered by each of the Loan Parties will constitute, a legal, valid and binding obligation of each of the Loan Parties, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 3.03.    Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate the charter, by‑laws or other organizational documents of any of the Loan Parties, (c) will not violate any applicable law, rule or regulation or any order of any Governmental Authority, (d) will not violate or result (alone or with notice or lapse of time, or both) in a default under any indenture, agreement or other instrument binding upon Holdings or any of its Subsidiaries or their respective assets, or give rise to a right thereunder to require any payment to be made by Holdings or any of its Subsidiaries, and (e) will not result in the creation or imposition of any Lien on any asset of Holdings or any of its Subsidiaries or their respective assets pursuant to the terms of any indenture, agreement or other instrument binding on Holdings or any of its Subsidiaries, except in each case (other than in the case of clause (b) or (e)), where the absence of such consent or approval, or the failure to make such registration or filing, or take such other action, or such violation, default or payment would not be materially likely, individually or in the aggregate, to have a Material Adverse Effect.
Section 3.04.    Financial Condition; No Material Adverse Change. (a)  Holdings has heretofore furnished to the Lenders (i) its consolidated balance sheet and statements of income, comprehensive income, equity and cash flows as of the end of and for the fiscal year ended December 28, 2018, reported on by Deloitte & Touche LLP, an independent registered public accounting firm and (ii) its consolidated balance sheet and statement of income as of and for the fiscal quarter and the portion of the fiscal year ended September 27, 2019, and its statement of cash flows for such portion of such fiscal year, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of Holdings and its consolidated Subsidiaries as of such date and for such period in accordance with GAAP, subject to normal year‑end audit adjustments and the absence of certain footnotes in the case of the statements referred to in clause (ii) above.
(a)    Since December 28, 2018, there has been no material adverse effect on the business, assets, operations or financial condition of Holdings and the Subsidiaries, taken as a whole.
Section 3.05.    Litigation and Environmental Matters. (a)  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings or the Borrower, threatened in writing against or affecting the Holdings or any of its Subsidiaries (i) that would be materially likely, individually or in the aggregate, to have a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.
(a)    Except with respect to any matters that, individually or in the aggregate, would not be materially likely to have a Material Adverse Effect, neither Holdings nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
Section 3.06.    Compliance with Laws and Agreements. Each of Holdings and its Subsidiaries is in compliance with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, has not resulted and would not be materially likely to have a Material Adverse Effect. No Default has occurred and is continuing.
Section 3.07.    Investment Company Status. No Loan Party is an “investment company” within the meaning of, or subject to regulation under, the Investment Company Act of 1940.
Section 3.08.    Properties. (a)  Each of Holdings and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business,

except where the failure to have such title or such leasehold interests, individually or in the aggregate, has not resulted in and would not be materially likely to have a Material Adverse Effect.
(a)    Each of Holdings and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by Holdings and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not be materially likely to have a Material Adverse Effect.
Section 3.09.    Federal Reserve Regulations. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of the provisions of the regulations of the Board of Governors, including Regulation U or Regulation X. Not more than 25% of the value of the assets of the Borrower individually, or of Holdings and the Subsidiaries on a consolidated basis, subject to any provision of this Agreement under which the sale, pledge or disposition of assets is restricted (within the meaning of Regulation U), will consist of margin stock (as defined in Regulation U).
Section 3.10.    Taxes. Holdings and its Subsidiaries have timely filed or caused to be filed all Tax returns and reports required to have been filed and have paid or caused to be paid all Taxes required to have been paid by them pursuant to said Tax returns or pursuant to any assessment received by them, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which Holdings or such Subsidiary, as applicable, has set aside on its books adequate reserves (to the extent required by GAAP) or (b) to the extent that the failure to do so would not, individually or in the aggregate, be materially likely to have a Material Adverse Effect.
Section 3.11.    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would be materially likely to be expected to have a Material Adverse Effect.
Section 3.12.    Disclosure. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other written information (taken as a whole) (other than projections, other forward looking information and information of a general economic or industry specific nature) furnished by or on behalf of the Borrower to the Administrative Agent, any Arranger, the Syndication Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information and other forward looking information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time made and at the time so furnished (it being understood and agreed that actual results may vary materially from the projections).
Section 3.13.    AML Laws; Anti-Corruption Laws and Sanctions. Each of Holdings and the Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by Holdings, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, applicable AML Laws and applicable Sanctions. None of (a) Holdings, any Subsidiary or, to the knowledge of the Holdings, any of their respective directors, officers, employees or Affiliates, or (b) to the knowledge of Holdings, any agent of Holdings, the Borrower or any Subsidiary or other Affiliate that will act in any capacity in connection with or benefit from the credit facility established hereby, (i) is a Sanctioned Person or (ii) is in material violation of AML Laws, Anti-Corruption Laws, or Sanctions. Neither any Loan nor the proceeds from any Loan has been or will be used, directly or to the knowledge of the Borrower, indirectly, to lend, contribute, provide or has otherwise been made or will otherwise be made available in violation of AML Laws, Anti-Corruption Laws, or Sanctions or for the purpose of funding any activity or business in any Sanctioned Country or for the purpose of funding any prohibited activity or business of any Sanctioned Person, absent valid and effective licenses and permits issued by the government of the United States or otherwise in accordance with applicable laws, or in any other manner that will result in any violation by any Lender or the Administrative Agent of any Sanctions.
Section 3.14.    Solvency. On the Closing Date after giving effect to the Transactions, Holdings and its Subsidiaries, on a consolidated basis, are Solvent.
Section 3.15.    EEA Financial Institution. No Loan Party is an EEA Financial Institution.

Article IV

CONDITIONS
Section 4.01.    Closing Date. The obligations of the Lenders to make Loans hereunder on the Closing Date are subject to the receipt by the Administrative Agent of a Borrowing Request therefor in accordance with Section 2.03, and to the satisfaction (or waiver in accordance with Section 10.02) of the following conditions (in each case subject to the proviso in Section 5.10):
(a)    The Administrative Agent (or its counsel) shall have received from each Loan Party party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic image scan transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
(b)    The Administrative Agent and the Arrangers shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Loan Parties, covering such matters relating to the Loan Parties, this Agreement or the Transactions as the Administrative Agent or the Arrangers shall reasonably request.
(c)    The Administrative Agent and the Arrangers shall have received such documents and certificates as the Administrative Agent, the Arrangers or their respective counsel may reasonably request relating to the organization, existence and good standing of each of the Loan Parties, the authorization of the Transactions and any other legal matters relating to the Loan Parties, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent, the Arrangers and their respective counsel.
(d)    The Administrative Agent and the Arrangers shall have received a certificate, dated the Closing Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming (i) the Specified Representations of the Borrower set forth in this Agreement shall be true and correct (y) in the case of such representations and warranties qualified as to materiality, in all respects, and (z) otherwise, in all material respects, in each case on and as of the Closing Date except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be true and correct in all respects or in all material respects, as applicable, on and as of such date, (ii) the Acquisition Agreement Representations shall be true and correct and (iii) satisfaction of the conditions set forth in clauses (g), (h), (i) and (k) below.
(e)    The Administrative Agent, the Arrangers and the Lenders shall have received all fees (including, but not limited to, any ticking fees and funding fees) and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced at least two Business Days prior to the Closing Date, reimbursement or payment of all reasonable and documented out‑of‑pocket expenses required to be reimbursed or paid by the Borrower hereunder.
(f)    The Administrative Agent, the Arrangers and the Lenders shall have received, at least two Business Days prior to the Closing Date, (i) all documentation and other information relating to the Borrower requested by them at least 10 Business Days prior to the Closing Date for purposes of ensuring compliance with applicable “know your customer” and anti‑money laundering rules and regulations, including the USA Patriot Act and (ii) to the extent that the Borrower or an Affiliate qualifies as a “legal entity customer” under the requirements of the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower or such Affiliate.
(g)    The Dynetics Acquisition shall have been (or, substantially concurrently with the borrowing of the Loans under this Agreement on the Closing Date, shall be) consummated in all material respects in accordance with the terms of the Dynetics Acquisition Agreement.
(h)    No Event (as defined in the Dynetics Acquisition Agreement) shall have occurred since December 17, 2019, which has had or would reasonably be likely to have, individually or in the aggregate, a Dynetics Material Adverse Effect.
(i)    The Target Refinancing shall have been (or, substantially concurrently with the borrowing of the Loans under this Agreement on the Closing Date, shall be) consummated.

(j)    The Administrative Agent and the Arrangers shall have received a certificate, dated the Closing Date and signed by the Senior Vice President and Treasurer of Holdings substantially in the form of Exhibit C, demonstrating solvency (on a consolidated basis) of Holdings and the Subsidiaries as of the Closing Date after giving effect to the Transactions.
(k)    At the time of and upon giving effect to the borrowings of the Loans on the Closing Date and the use of proceeds thereof, no Event of Default with respect to Holdings or the Borrower under clause (a), (b), (h) or (i) of Article VII has occurred or shall result therefrom.

Article V

AFFIRMATIVE COVENANTS
Until the principal of and interest on each Loan and all fees payable hereunder have been paid in full, Holdings and the Borrower covenant and agree with the Lenders that:
Section 5.01.    Financial Statements and Other Information. Holdings will furnish to the Administrative Agent for transmission to each Lender:
(a)    within 90 days after the end of each fiscal year of Holdings (or, if earlier, the date on which the Holdings files the same with the SEC), a copy of its audited consolidated balance sheet and related consolidated statements of income, comprehensive income, equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, accompanied by a report of Deloitte & Touche LLP or other independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of the related audit) to the effect that such consolidated financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Holdings and the Subsidiaries on a consolidated basis as of the end of and for such fiscal year in accordance with GAAP consistently applied;
(b)    within 60 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings (or, if earlier, the date on which the Holdings files the same with the SEC), a copy of its consolidated balance sheet and related consolidated statements of income and comprehensive income as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year and the related statement of cash flows for the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly, in all material respects, the financial position and results of operations and cash flows of Holdings and its Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and such portion of the fiscal year in accordance with GAAP consistently applied, subject to normal year‑end audit adjustments and the absence of footnotes (which certification requirement shall be deemed satisfied by the execution by a Financial Officer of the certification required to be filed with the SEC pursuant to Item 601 of Regulation S‑K);
(c)    concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate signed by a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.07 (including whether any Acquisition Indebtedness has been excluded from the calculation of Adjusted Consolidated Total Indebtedness);
(d)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings or any Subsidiary with the SEC, or distributed by Holdings to its stockholders generally, as the case may be; and
(e)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Holdings and the Subsidiaries, or compliance with the terms of this Agreement or for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and the Beneficial Ownership Regulation (to the extent applicable), as the Administrative Agent or any Lender (acting through the Administrative Agent) may reasonably request.
Information required to be delivered pursuant to clause (a), (b) or (d) of this Section shall be deemed to have been delivered if and when such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on DebtDomain or any similar site to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.
Section 5.02.    Notices of Material Events. The Borrower will furnish to the Administrative Agent prompt written notice of the following:
(a)    the occurrence of any Default;
(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against Holdings or any Subsidiary that would be materially likely to have a Material Adverse Effect;
(c)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would be materially likely to have a Material Adverse Effect; and
(d)    any other development that has had, or in the judgment of the Borrower would be materially likely to have a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer setting forth the details of the event or development requiring such notice (or referring to a description of such event or development in the publicly available SEC filings of Holdings) and any action taken or proposed to be taken with respect thereto.
Section 5.03.    Existence. Holdings will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise permitted by Section 6.04; provided that this Section shall not require the preservation of the legal existence of any Subsidiary (other than the Borrower) if Holdings and the Borrower shall determine that the preservation of such existence is no longer necessary or desirable in the conduct of the business of Holdings and the Subsidiaries taken as a whole.
Section 5.04.    Businesses and Properties. Except as otherwise permitted by Section 6.04 or where the failure to do so would not be materially likely to have a Material Adverse Effect, Holdings will, and will cause each Subsidiary to, at all times (a) do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect the rights, licenses, permits, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and (b) maintain, preserve and protect all property material to the conduct of such business.
Section 5.05.    Payment of Taxes. Holdings will, and will cause each of the Subsidiaries to, pay its Tax liabilities before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith, (b) Holdings or the applicable Subsidiary has set aside on its books adequate reserves with respect thereto to the extent required by GAAP and (c) the failure to make payment pending such contest would not be materially likely to be expected to have a Material Adverse Effect.
Section 5.06.    Insurance. Holdings will, and will cause its Subsidiaries, as appropriate, to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided that Holdings and its Subsidiaries may self‑insure up to the same extent as other companies of similar size engaged in comparable businesses.
Section 5.07.    Books and Records; Inspection Rights. Holdings will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities, to the extent required by GAAP. Holdings will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, at reasonable times and upon reasonable prior notice (given through the Administrative Agent), to visit and inspect its properties, to examine and make extracts from its books and records and to discuss its affairs, finances and condition with its officers and independent accountants (it being agreed that, the foregoing, with respect to any Subsidiary, will be coordinated through the Borrower).
Section 5.08.    Compliance with Laws. Holdings will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, including Environmental Laws and ERISA, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. In addition, Holdings will maintain in effect policies and procedures reasonably designed to promote compliance by Holdings, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, applicable AML Laws and applicable Sanctions.
Section 5.09.    Use of Proceeds. The Borrower will use the proceeds of the Loans on the Closing Date to fund the Dynetics Acquisition, the Target Refinancing and the payment of fees and expenses related to the Transactions. The Borrower will not permit the proceeds of any Loan to be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of the provisions of the regulations of the Board of Governors, including Regulation U or Regulation X. The Borrower will not permit more than 25% of the value of the assets of the Borrower individually, or of the Borrower and the Subsidiaries on a consolidated basis, that are subject to any provision of this Agreement under which the sale, pledge or disposition of assets is restricted (within the meaning of Regulation U) to consist of margin stock (as defined in Regulation U).
Section 5.10.    Additional Guarantors. If, following the Closing Date, any Domestic Subsidiary (other than an Excluded Subsidiary) is acquired or organized by any Loan Party, the Borrower shall promptly (and in any event within sixty days (or such longer period as the Administrative Agent shall agree) of such event) (i) notify the Administrative Agent thereof, (ii) cause such Subsidiary to become a Guarantor by executing a Counterpart Agreement and (iii) cause to be delivered to the Administrative Agent all such instruments and documents (including legal opinions) as the Administrative Agent shall reasonably request to evidence compliance with this Section 5.10; provided that for purposes of this Section 5.10 and Section 4.01, the Target and its subsidiaries shall be deemed to be acquired following the Closing Date.
Article VI

NEGATIVE COVENANTS
Until the principal of and interest on each Loan and all fees payable hereunder have been paid in full, Holdings and the Borrower covenant and agree with the Lenders that:
Section 6.01.    Subsidiary Indebtedness. Holdings will not permit any Subsidiary (other than the Borrower or any Subsidiary Guarantor) to create, incur, assume or permit to exist any Indebtedness or permit to exist any preferred stock or other preferred equity interests, except:
(a)    Indebtedness under this Agreement;
(b)    Indebtedness, preferred stock or other preferred equity interests existing on the date hereof and set forth on Schedule 6.01 and extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (other than by the amount of any undrawn commitments, fees, original issue discount, costs and expenses in connection with such extension, renewal or replacement and any accrued interest on such Indebtedness);
(c)    Indebtedness, preferred stock or preferred equity interests of Subsidiaries existing at the time they become Subsidiaries (or, in the case of any Indebtedness, are merged or consolidated with or into Holdings or any Subsidiary) after the date hereof and not incurred or issued or sold in contemplation of their becoming Subsidiaries (or such merger or consolidation) and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (other than by the amount of any fees, original issue discount, costs and expenses in connection with such extension, renewal or replacement and any accrued interest on such Indebtedness);
(d)    Indebtedness of any Subsidiary incurred to finance the acquisition, construction or improvement by such Subsidiary of any fixed or capital assets, including Capital Lease Obligations, provided that such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (other than by the amount of any fees, original issue discount, costs and expenses in connection with such extension, renewal or replacement and any accrued interest on such Indebtedness);
(e)    Indebtedness of any Subsidiary to Holdings or any other Subsidiary, or any preferred stock or other preferred equity interests of any Subsidiary held by Holdings or any other Subsidiary; provided that no such Indebtedness, preferred stock or other preferred equity interests shall be assigned to, or subjected to any Lien in favor of, a Person other than Holdings or a Subsidiary;
(f)    Indebtedness of any Subsidiary as an account party in respect of letters of credit or letters of guarantee, in each case backing obligations that do not constitute Indebtedness of any Subsidiary;
(g)    Indebtedness consisting of industrial development, pollution control or other revenue bonds or similar instruments issued or guaranteed by any Governmental Authority;
(h)    Defeased Debt;
(i)    other Indebtedness and preferred stock and other preferred equity interests; provided that the sum, without duplication, of (i) the aggregate principal amount of the outstanding Indebtedness, and the aggregate liquidation preference value of the outstanding preferred stock and other preferred equity interests, permitted by this clause (i), (ii) the aggregate principal amount of the outstanding Indebtedness secured by Liens permitted by Section 6.02(j) and (iii) the Attributable Debt in respect of Sale‑Leaseback Transactions permitted by Section 6.03(b) does not at any time exceed the greater of (A) $750,000,000 and (B) 8% of Total Assets;

(j)    Indebtedness incurred in connection with any accounts receivable financing in an aggregate principal amount not to exceed $750,000,000 at any time; and
(k)    Indebtedness owed in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds; provided that such Indebtedness shall be repaid in full within twenty Business Days of the incurrence thereof.
Section 6.02.    Liens. Holdings will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:
(a)    Permitted Liens;
(b)    Liens created under this Agreement;
(c)    Liens existing on the date hereof and set forth on Schedule 6.02 and any extensions, renewals or replacements thereof; provided that (i) no such Lien shall apply to any other assets of Holdings or any Subsidiary, other than improvements and accessions to the subject assets and proceeds thereof, and (ii) no such Lien shall secure obligations other than those that it secured on the date hereof and permitted extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (other than by the amount of any unused commitments, fees, original issue discount, costs and expenses in connection with such extension, renewal or replacement and any accrued interest on such obligation);
(d)    Liens on assets existing at the time such assets are acquired by Holdings or a Subsidiary and any extensions, renewals or replacements thereof; provided that (i) no such Lien is created in contemplation of or in connection with any such acquisition, (ii) no such Lien shall apply to any other assets of Holdings or any Subsidiary, other than improvements and accessions to the subject assets and proceeds thereof, and (iii) no such Lien shall secure obligations other than those that it secures on the date of such acquisition and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (other than by the amount of any fees, original issue discount, costs and expenses in connection with such extension, renewal or replacement and any accrued interest on such obligation);
(e)    Liens on assets of any Person at the time such Person becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into Holdings or a Subsidiary in a transaction permitted hereunder) after the date hereof and any extensions, renewals and replacements thereof; provided that (i) no such Lien is created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation), (ii) no such Lien shall apply to any other assets of Holdings or any Subsidiary, other than improvements and accessions to the subject assets and proceeds thereof, and (iii) no such Lien shall secure obligations other than those that it secures on the date such Person becomes a Subsidiary (or is so merged or consolidated) and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (other than by the amount of any fees, original issue discount, costs and expenses in connection with such extension, renewal or replacement and any accrued interest on such obligation);
(f)    Liens securing Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets (including Liens deemed to exist in connection with Capital Lease Obligations) acquired after the date hereof to the extent such Liens are created at the time of or within 270 days after the acquisition, or the completion of such construction or improvement, of such fixed or capital assets, and any Liens securing extensions, renewals and replacements of such Indebtedness that do not increase the outstanding principal amount thereof (other than by the amount of any fees, original issue discount, costs and expenses in connection with such extension, renewal or replacement and any accrued interest on such Indebtedness); provided that no such Lien shall apply to any assets of the Borrower or any Subsidiary, other than the subject fixed or capital assets, improvements and accessions thereto and proceeds thereof;
(g)    customary Liens arising from or created in connection with the issuance of trade letters of credit for the account of Holdings or any Subsidiary supporting obligations not constituting Indebtedness; provided that such Liens encumber only the raw materials, inventory, machinery, equipment or other assets in connection with the purchase for which such letters of credit are issued;
(h)    Liens on assets of Subsidiaries securing obligations owed to Holdings or one or more other Subsidiaries;
(i)    Liens on cash collateral or government securities to secure obligations under Hedging Agreements; provided that the aggregate value of any collateral so pledged does not exceed $50,000,000 in the aggregate at any time;
(j)    other Liens; provided that the sum, without duplication, of (i) the aggregate principal amount of outstanding Indebtedness secured by Liens permitted by this clause (j), (ii) the aggregate principal amount of the outstanding Indebtedness permitted by Section 6.01(i) and (iii) the Attributable Debt in respect of Sale‑Leaseback Transactions permitted by Section 6.03(b) does not at any time exceed the greater of (A) $750,000,000 and (B) 8% of Total Assets;
(k)    in connection with the sale or transfer of any equity interests or other assets in a transaction permitted hereunder, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;
(l)    in the case of (i) any Subsidiary that is not a wholly owned Subsidiary of Holdings or (ii) the equity interests in any Person that is not a Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to equity interests in such Subsidiary or such other Person set forth in the organizational documents of such Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreements and any Liens on the equity interests in such Person to secure Indebtedness incurred by such Person;
(m)    to the extent constituting Liens on the assets of Holdings or any of its Subsidiaries, Liens incurred in connection with Defeased Debt or Acquisition Debt;
(n)    Liens deemed to exist in connection with any accounts receivable financing; provided that the sum of the aggregate principal amount of outstanding Indebtedness secured by Liens permitted by this clause (n) does not at any time exceed $750,000,000;
(o)    Liens solely on any cash earnest money deposits, advances, escrow arrangements or similar arrangements made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement for any acquisition, investment or other transaction not prohibited by this Agreement; and
(p)    Liens on cash collateral provided by the Borrower to an issuing bank in respect of collateralized letters of credit as contemplated by Section 2.05(n) of the New Credit Agreement.
Section 6.03.    Sale and Leaseback Transactions. Holdings will not, and will not permit any Subsidiary to, enter into or be a party to any Sale‑Leaseback Transaction, except:
(a)    Sale‑Leaseback Transactions existing on the date hereof and set forth on Schedule 6.03 and extensions, renewals or replacements of any such Sale‑Leaseback Transaction; provided that the assets subject to any such extended, renewed or replaced Sale‑Leaseback Transaction shall include only the assets subject thereto on the date hereof, improvements and accessions thereto and proceeds thereof; and
(b)    other Sale‑Leaseback Transactions; provided that the sum, without duplication, of (i) the aggregate Attributable Debt in respect of Sale‑Leaseback Transactions permitted by this clause (b), (ii) the aggregate principal amount of the outstanding Indebtedness permitted by Section 6.01(i) and (iii) the aggregate principal amount of the outstanding Indebtedness secured by Liens permitted by Section 6.02(j) does not at any time exceed the greater of (A) $750,000,000 and (B) 8% of Total Assets.
Section 6.04.    Fundamental Changes. (a)  Holdings will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) assets representing all or substantially all the consolidated assets of Holdings and the Subsidiaries (whether now owned or hereafter acquired), or liquidate or dissolve, except that if at the time thereof and immediately after giving pro forma effect thereto (as if the relevant transaction and any related incurrence or repayment of Indebtedness had occurred at the beginning of the most recent period of four fiscal quarters for which financial statements have been delivered pursuant to Sections 5.01(a) or 5.01(b) or, prior to the delivery of any such financial statements, at September 27, 2019) no Event of Default shall have occurred and be continuing (or, if such transaction is in connection with a Limited Condition Acquisition, no Event of Default under clause (a), (h) (solely with respect to Holdings or the Borrower) and (i) (solely with respect to Holdings or the Borrower) of Article VII shall have occurred and be continuing) (i) any Person may merge into or consolidate with Holdings in a transaction in which Holdings is the surviving corporation, (ii) any Person may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving corporation, (iii) any Person (other than Holdings or the Borrower) may merge into or consolidate with any Subsidiary (other than Holdings or the Borrower) in a transaction in which the surviving entity is a Subsidiary and (iv) any Subsidiary (other than the Borrower) may liquidate or dissolve or, so long as such transaction does not constitute a transfer or other disposition (in one transaction or in a series of transactions) of all or substantially all the consolidated assets of Holdings and the Subsidiaries (whether now owned or hereafter acquired), merge with or into any other Person (other than Holdings or the Borrower).
(a)    Holdings will not, and will not permit any Subsidiary to, engage to any extent material to Holdings and the Subsidiaries on a consolidated basis in any business other than the businesses of the type conducted by Holdings and the Subsidiaries on the Closing Date and businesses reasonably similar, related, ancillary or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto as determined by Holdings or the Borrower in good faith.
Section 6.05.    Transactions with Affiliates. Holdings will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates involving aggregate payments, for any such transaction or series of related transactions, in excess of $10,000,000, except (a) at prices and on terms and conditions not less favorable to Holdings or such Subsidiary than could be obtained on an arm’s‑length basis from unrelated third parties; (b) transactions between or among Holdings and the Subsidiaries (or between or among two or more Subsidiaries) not involving any other Affiliate; (c) compensation, employment and severance arrangements and customary indemnification agreements for directors, officers or employees that, in the case of directors or executive officers, are approved by the Board of Directors of Holdings or the compensation committee of such Board of Directors; (d) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into Holdings or any Subsidiary; provided that such agreement was not entered into in contemplation of such acquisition or merger, or any amendment thereto (so long as any such amendment is not disadvantageous to the Lenders in any material respect in the good faith judgment of Holdings when taken as a whole as compared to such agreement as in effect on the date of such acquisition or merger); (e) transaction entered into in connection with any accounts receivable financing; and (f) any other transaction with an Affiliate that is approved by a majority of disinterested members of the board of directors of Holdings in good faith; provided that nothing contained in this Section 6.05 shall prevent Holdings from issuing equity, paying dividends or making other cash distributions to its stockholders.
Section 6.06.    [Reserved].
Section 6.07.    Financial Covenant. As of the last day of any fiscal quarter (beginning with the fiscal quarter ending June 2020), the Borrower will not permit the ratio of

(i) Adjusted Consolidated Total Indebtedness at such time to (ii) Consolidated EBITDA for the most recently ended period of four consecutive fiscal quarters to be greater than 3.75 to 1.00 (the “Leverage Ratio”); provided that, if Holdings, the Borrower or one or more of the Subsidiaries consummates any Qualified Acquisition, the Borrower may elect, by written notice delivered to the Administrative Agent within 30 days following the consummation of such Qualified Acquisition (a “Leverage Increase Election”) to increase the maximum permitted Leverage Ratio to 4.50 to 1.00 in respect of the fiscal quarter during which such Qualified Acquisition shall have been consummated and each of the three consecutive fiscal quarters immediately thereafter (the period during which any such increase in the maximum permitted Leverage Ratio shall be in effect being called a “Leverage Increase Period”).
Section 6.08.    Use of Proceeds. The Borrower will not request any Borrowing, and the Borrower shall not use, and shall procure that Holdings and the Subsidiaries and its and their respective directors, officers, employees, Affiliates and agents shall not use, directly or knowingly indirectly, the proceeds of any Borrowing (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or AML Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country in any manner that would result in the violation of any Sanctions applicable to any party hereto or (c) in any manner that would result in the violation in any material respect of any Sanctions applicable to any party hereto.
Article VII

EVENTS OF DEFAULT
Section 7.01.    If any of the following events (“Events of Default”) shall occur:
(a)    the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)    the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;
(c)    any representation, warranty or certification made or deemed made by or on behalf of Holdings or the Borrower in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been materially incorrect when made or deemed made;

(d)    Holdings or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to Holdings’ or the Borrower’s existence) or 5.09 or in Article VI;
(e)    Holdings or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);
(f)    Holdings, the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest) in respect of any Material Indebtedness, when and as the same shall become due and payable (but only after all the periods of grace, if any, applicable thereto have lapsed);
(g)    Holdings, the Borrower or any Subsidiary shall breach or default under any provision of any agreement that results in any Material Indebtedness becoming due or being terminated or required to be prepaid, repurchased, redeemed or defeased prior to its scheduled maturity, or that enables or permits (all the periods of grace, if any, applicable thereto having lapsed, but with or without the giving of notice) the holder or holders of any Material Indebtedness (or, in the case of any Hedging Agreement, the counterparties thereto) or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to terminate or require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) any secured Indebtedness that becomes due or is required to be prepaid, repurchased, redeemed or defeased as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (ii) any Indebtedness that becomes due or is prepaid, repurchased, redeemed or defeased as a result of a refinancing thereof or (iii) any Acquisition Indebtedness incurred in connection with an Acquisition prior to the date such Acquisition is consummated that becomes due or is required to be prepaid, repurchased, redeemed or defeased on account of such Acquisition not having been consummated prior to a specified date;
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings, the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)    Holdings, the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation (other than any liquidation of a Subsidiary permitted by Section 6.04(a)(iii)), reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(j)    Holdings, the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(k)    one or more judgments for the payment of money in an aggregate amount in excess of $150,000,000 (net of any available insurance provided by a solvent and unaffiliated insurer that has not disputed coverage) shall be rendered against Holdings, the Borrower, any Subsidiary or any combination thereof and the same shall remain unpaid or undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or a judgment creditor shall have attached or levied upon any assets of the Borrower or any Subsidiary to enforce any such judgment (but only if such attachment or levy shall not be effectively stayed);
(l)    an ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, would be materially likely to result in a Material Adverse Effect;
(m)    a Change in Control shall occur; or
(n)    any provision of Article IX for any reason other than satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Guarantor or the Borrower contests in any manner the validity or enforceability of any provision of Article IX; or any Guarantor denies that it has any or further liability or obligation under any provision of Article IX or purports to revoke, terminate or rescind any provision thereof;
then, and in every such event (other than an event with respect to Holdings or the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to Holdings or the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
Section 7.02.    Application of Funds. After the exercise of any remedies provided for in Section 7.01, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
(a)    first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel payable under Section 10.03) payable to the Administrative Agent in its capacity as such, including the repayment of advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with exercise of any right or remedy hereunder or under any other Loan Document;
(b)    second, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Lenders (including fees, disbursements and other charges of counsel payable under Section 10.03) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (b) held by them;
(c)    third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (c) held by them;
(d)    fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among them in proportion to the respective amounts described in this clause (d) held by them;
(e)    fifth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are then due and payable to the Administrative Agent, the Lenders and the other holders or beneficiaries thereof, ratably based upon the respective aggregate amounts of all such Obligations then owing to all of them; and
(f)    last, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law.
Article VIII

THE ADMINISTRATIVE AGENT
Section 8.01.    Appointment and Authority. Each of the Lenders hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors to serve as Administrative Agent under the Loan Documents, and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article (other than Section 8.06, which shall also be for the benefit of the Borrower) are solely for the benefit of the Administrative

Agent, the Lenders and the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
Section 8.02.    Rights as a Lender. Any Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any of the Subsidiaries or any other Affiliate thereof as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 8.03.    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 10.02), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, could expose the Administrative Agent to liability or to be contrary to any Loan Document or applicable law, rule or regulation, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a final, non‑appealable judgment of a court of competent jurisdiction). The Administrative Agent shall be deemed to have no knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made or deemed made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein as being acceptable or satisfactory to the Administrative Agent.
Section 8.04.    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 8.05.    Delegation of Duties. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub‑agents appointed by it. The Administrative Agent and any such sub‑agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Section 8.06.    Resignation or Removal of Administrative Agent. (a)  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower and subject to the consent of the Borrower (so long as no Event of Default with respect to Holdings or the Borrower under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing at such time), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(a)    If the Person serving as Administrative Agent has become the subject of a Bankruptcy Event or Bail-In Action, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(b)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
Section 8.07.    Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Arranger, the Syndication Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any Syndication Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.08.    No Other Duties, Etc. The parties agree that none of the Arrangers or the Syndication Agent referred to on the cover page of this Agreement shall, in its capacity as such, have any duties or responsibilities under this Agreement or any other Loan Document.
Section 8.09.    Certain ERISA Matters. Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Loan Parties, that at least one of the following is and will be true:
(i)    such Lender is not using "plan assets" (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender's entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender's entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a "Qualified Professional Asset Manager" (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender's entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
In addition, unless either (1) sub-clause (i) in the immediately preceding clause is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the

Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender's entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Article IX

GUARANTY
Section 9.01.    Guaranty. Each Guarantor hereby unconditionally and irrevocably guaranties, as primary obligor and joint and several co-debtor and not merely as a surety, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of all Obligations, and the Guarantors further agrees to pay the expenses which may be paid or incurred by any Credit Party in collecting any or all of the Obligations and enforcing any rights under this Guaranty or under the Obligations in accordance with this Agreement. This Guaranty shall remain in full force and effect until the Obligations (other than any contingent indemnity or expense reimbursement obligations) are paid in full and all Commitments are terminated.
Section 9.02.    Waiver of Subrogation. Notwithstanding any payment or payments made by any Guarantor (or any setoff or application of funds of any Guarantor by any Credit Party) in respect of unpaid Obligations of the Borrower, each Guarantor shall not be entitled to be subrogated to any of the rights of any Credit Party against the Borrower or any collateral security or guaranty or right to offset held by any Credit Party for the payment of such Obligations, nor shall any Guarantor seek reimbursement from the Borrower in respect of payments made by the Guarantor hereunder, in each case until such time as (i) all Obligations (other than any contingent indemnity or expense reimbursement obligations) of the Borrower shall have been paid in full and (ii) no Default or Event of Default has occurred and is continuing.
Section 9.03.    Modification of Borrower Obligations. Each Guarantor hereby consents that, without the necessity of any reservation of rights against such Guarantor and without notice to or further assent by such Guarantor, any demand for payment of the Obligations made by any Credit Party may be rescinded by such Credit Party, and the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guaranty therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Credit Party, and that this Agreement, any promissory notes, and the other Loan Documents, including without limitation, any collateral security document or other guaranty or document in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Credit Parties may deem advisable from time to time, and, to the extent permitted by applicable law, any collateral security or guaranty or right of offset at any time held by any Credit Party, for the payment of the Obligations may be sold, exchanged, waived, surrendered or released, all without the necessity of any reservation of rights against such Guarantor and without notice to or further assent by such Guarantor which, to the fullest extent permitted by law, will remain bound hereunder notwithstanding any such renewal, extension, modification, acceleration, compromise, amendment, supplement, termination, sale, exchange, waiver, surrender or release. No Credit Party shall have any obligation to protect, secure, perfect or insure any collateral security document or property subject thereto at any time held as security for the Obligations. When making any demand hereunder against any Guarantor, any Credit Party may, but shall be under no obligation to, make a similar demand on any other party or any other guarantor and any failure by any Credit Party to make such demand or to collect any payments from any Loan Party or any such other guarantor shall not, to the fullest extent permitted by law, relieve such Guarantor of its obligations or liabilities hereunder, and shall, to the fullest extent permitted by law, not impair of affect the rights and remedies, express or implied, or as a matter of law, of any Credit Party, against any Guarantor. For the purposes of this Section “demand” shall include the commencement and continuance of legal proceedings.
Section 9.04.    Waiver of the Guarantors. Each Guarantor waives the benefits of division and discussion and any and all notice of the creation, renewal, extension or accrual of the Obligations, and notice of proof of reliance by any Credit Party upon this Guaranty or acceptance of this Guaranty, and the Obligations, and any of them, shall conclusively be deemed to have been created, contracted, continued or incurred in reliance upon this Guaranty, and all dealings between any Guarantor and any Credit Party shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or such Guarantor with respect to the relevant Obligations. This Guaranty shall, to the fullest extent permitted by law, be construed as continuing absolute and unconditional guaranty of payment (and not of collection) without regard to the validity, regularity or enforceability of this Agreement, any promissory note, or any other Loan Document, including, without limitation, any collateral security or guaranty therefor or right to offset with respect thereto at any time or from time to time held by any Credit Party and without regard to any defense, setoff or counterclaim which may at any time be available to or may be asserted by any Loan Party against the Administrative Agent, any Lender, or any other Person, or by any other circumstance whatsoever (with or without notice to or knowledge of any Loan Party) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Loan Party for any of its Obligations, or of any Guarantor under this Guaranty in bankruptcy or in any other instance, and the obligations and liabilities of such Guarantor hereunder shall not be conditioned or contingent upon the pursuit by the Administrative Agent, any Lender or any other Person at any time of any right or remedy against the Borrower or against any other Person which may be or become liable in respect of any Obligations or against any collateral security or guaranty therefor or right to offset with respect thereto. This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Guarantor and its successors and assigns thereof, and shall inure to the benefit of the Credit Parties and their successors, indorsees, transferees and assigns, until the Obligations shall have been satisfied in full and the Commitments shall be terminated
Section 9.05.    Reinstatement. This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligations is rescinded or must otherwise be restored or returned by any Credit Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Guarantor or the Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Guarantor, the Borrower or any substantial party of their respective property, or otherwise, all as though such payments had not been made.
Section 9.06.    Continuing Guaranty. This Guaranty shall remain in full force and effect and shall be binding on each Guarantor, its successors and assigns until all of the Obligations (other than any contingent indemnity or expense reimbursement obligations) have been satisfied in full; provided that the Guaranty of any Subsidiary Guarantor shall be automatically released upon the consummation of any transaction not prohibited hereunder as a result of which such Subsidiary Guarantor shall cease to be a Subsidiary.
Article X

MISCELLANEOUS
Section 10.01.    Notices. (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) of this Section), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:
(i)    if to Holdings, the Borrower or any other Loan Party, to Holdings and the Borrower at 11951 Freedom Drive, Reston, VA 20190, Attention of Marc H. Crown (email: marc.h.crown@leidos.com; telephone No. 571-526-6470);
(ii)    if to the Administrative Agent, to Citibank Delaware, One Penns Way, OPS II, Floor 2, New Castle, DE 19720, Attn: Agency Operations (e‑mail GLAgentOfficeOps@citi.com with a copy to e-mail: agencyabtfsupport@citi.com; fax: 646-274-5080; telephone: 302-894-6010); and
(iii)    if to any Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); and notices delivered through electronic communications to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.
(b)    Notwithstanding anything herein to the contrary, notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including email and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Any notices or other communications to the Administrative Agent or the Borrower may be delivered or furnished by electronic communications pursuant to procedures approved by the recipient thereof prior thereto; provided that approval of such procedures may be limited or rescinded by any such Person by notice to each other such Person.
(c)    Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto.
(d)    (i)  The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on the Platform.
(i)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.
Section 10.02.    Waivers; Amendments. (a)  No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender may have had notice or knowledge of such Default at the time.
(a)    Subject to Sections 2.14 and 10.02(c), neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower

and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon (other than as a result of any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.13(d)), or reduce any fees payable hereunder, without the written consent of each Lender adversely affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, in each case, without the written consent of each Lender adversely affected thereby, (iv) change Section 2.18(b) or 2.18(c) in a manner that would alter the pro rata sharing of Commitment reductions or payments required thereby, as the case may be, without the written consent of each Lender, (v) waive any condition precedent required under Section 4.01 without the written consent of each Arranger, (vi) change any of the provisions of this Section or the percentage set forth in the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or (vii) release all or substantially all of the value of the Guarantors, taken as a whole, without the written consent of each Lender, except as expressly permitted hereunder (in which case such release may be made by the Administrative Agent acting alone); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent. Notwithstanding anything else in this Section to the contrary any amendment of the definition of the term “Applicable Rate” pursuant to the last sentence of such definition shall require only the written consent of the Borrower and the Required Lenders.
(b)    If the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement, so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment, modification or supplement.
Section 10.03.    Expenses; Indemnity; Damage Waiver. (a)  The Borrower shall pay (i) all reasonable and documented out‑of‑pocket expenses incurred by the Administrative Agent, the Arrangers, the Syndication Agent and their respective Affiliates, including the reasonable fees, charges and disbursements of one primary counsel for the Administrative Agent, the Arrangers, the Syndication Agent and their respective Affiliates (and one additional counsel to each group of similarly situated Persons as required due to actual or reasonably perceived conflicts of interest and one local counsel in each relevant jurisdiction, as necessary), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out‑of‑pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent and any Lender (and one additional counsel to each group of similarly situated Persons as required due to actual or reasonably perceived conflicts of interest and one local counsel in each relevant jurisdiction, as necessary), in connection with the lawful enforcement of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such reasonable and documented out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(a)    The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger, the Syndication Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented out-of-pocket fees, charges and disbursements of one counsel for the Indemnitees (and one additional counsel to each group of similarly situated Persons as required due to actual or reasonably perceived conflicts of interest and one local counsel in each relevant jurisdiction, as necessary), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of the Subsidiaries, or any other Environmental Liability related in any way to the Borrower or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto or whether brought by any third party or by the Borrower or any of its Affiliates; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are (i) determined by a court of competent jurisdiction by final and non‑appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct or material breach of any of the Loan Documents of such Indemnitee or any of its Related Parties or (ii) the result of any proceeding that is not the result of an act or omission by Holdings, the Borrower or any of their Subsidiaries or Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than any claims against the Administrative Agent in its capacity or in fulfilling its role as Administrative Agent under or with respect to the Loan Documents). This paragraph shall not apply with respect to Taxes, other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.
(b)    To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party, under paragraph (a) or (b) of this Section (and without limiting its obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or such sub‑agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or such sub‑agent) in its capacity as such, or against any Related Party of any of the foregoing for the Administrative Agent (or any such sub‑agent) in connection with such capacity.
(c)    To the extent permitted by applicable law, (i) the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) except to the extent that such claims or damages are determined by a court of competent jurisdiction by final and non‑appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties or (ii) no party hereto shall assert, and herby waives, any claim against any other party hereto or any of such Person’s Related Parties, on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.
(d)    All amounts due under this Section shall be payable promptly after written demand therefor.
Section 10.04.    Successors and Assigns. (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) neither Holdings nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by Holdings or the Borrower without such consent shall be null and void); provided that a merger, consolidation, amalgamation or similar transaction permitted hereunder shall not constitute an assignment or transfer and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section), the Arrangers, the Syndication Agent and, to the extent expressly contemplated hereby, the sub‑agents of the Administrative Agent and the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(a)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A)    the Borrower; provided that no consent of the Borrower shall be required (1) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund and (2) if an Event of Default with respect to Holdings or the Borrower under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing at the time of such assignment, for any other assignment (provided that the Borrower shall nonetheless be provided notice of such assignment); provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof at the address and fax number specified in Section 10.01(a) hereof (as the same may be changed by the Borrower pursuant to Section 10.01(c)); and
(B)    the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consents; provided that no such consent of the Borrower shall be required if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing at the time of such assignment; provided further that the Borrower shall be deemed to have consented to any such amount unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided that only one such processing and recordation fee shall be payable in the event of simultaneous assignments from any Lender or its Approved Funds to one or more other Approved Funds of such Lender; and
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.17(f) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate‑ level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including Federal, State and foreign securities laws.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and

Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)    The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices within the United States a copy of each Assignment and Assumption delivered to it and records of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon receipt by the Administrative Agent of an Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.17(f) (unless the assignee shall already be a Lender hereunder) and the processing and recordation fee referred to in this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph, and following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto. Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative

Agent that all written consents required by this Section with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.
(b)    Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more Eligible Assignees (“Participants”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant or requires the approval of all the Lenders. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (x) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section and (y) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non‑fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant to which it has sold a participation and the principal amounts (and stated interest) of each such Participant’s interest in the Loans or other rights and obligations of such Lender under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or other rights and obligations under any this Agreement) except to the extent that such disclosure is necessary to establish that such Loan or other right or obligation is in registered form under Section 5f.103‑1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as such) shall not have any responsibility for maintaining a Participant Register.
(c)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 10.05.    Survival. All covenants, agreements, representations and warranties made by the Borrower herein, in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Arranger, the Syndication Agent or any Lender or any Affiliate of any of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.
Section 10.06.    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments of the Lenders and, if applicable, their Affiliates under any commitment advices submitted by them. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07.    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 10.08.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations then due of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement. The rights of each Lender and each of its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or Affiliate may have.
Section 10.09.    Governing Law; Jurisdiction; Consent to Service of Process. (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(a)    Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan and of the United States District Court of the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and the Borrower hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding brought by it or any of its Affiliates shall be brought, and shall be heard and determined, exclusively in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any of its respective properties in the courts of any jurisdiction.
(b)    The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement or any other Loan

Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 10.10.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 10.11.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 10.12.    Confidentiality; Non‑Public Information. (a)  The Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors who need to know such information in connection with the credit facilities established hereunder (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any Governmental Authority or any other regulatory authority purporting to have jurisdiction over it or its Related Parties (including any self‑regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (but only after giving prompt written notice to the Borrower, to the extent permitted by law, of any such requirement or request (except with respect to any audit or examination conducted by any Governmental Authority) so that the Borrower may seek a protective order or other appropriate remedy and/or waive compliance with this Section), (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, (y) any direct or indirect, actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, or (z) any credit insurance provider relating to the Borrower and its obligations under this Agreement; (vii) on a confidential basis to (x) any rating agency in connection with rating the Borrower or its

Subsidiaries or their obligations under this Agreement or (y) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to this Agreement; (viii) with the consent of the Borrower; or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section, or (B) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower that is not known by the Administrative Agent, such Lender or such Affiliate to have possession of such information illegally or as a result of a violation of this Section. In addition, the Administrative Agent, the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, the Loans and the Commitments, in each case, to the extent such information is customarily provided to such Persons. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(a)    Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate‑level information, which may contain MNPI. Each Lender represents to the Borrower and the Administrative Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, state and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.
(b)    The Borrower and each Lender acknowledge that, if information furnished by the Borrower pursuant to or in connection with this Agreement is being distributed by the Administrative Agent through DebtDomain or another website or other information platform (the “Platform”), (i) the Administrative Agent may post any information that the Borrower has indicated as containing MNPI solely on that portion of the Platform as is designated for Private Side Lender Representatives and (ii) if the Borrower has not indicated whether any information furnished by it pursuant to or in connection with this Agreement contains MNPI, the Administrative Agent reserves the right to post such information solely on that portion of the Platform as is designated for Private Side Lender Representatives. The Borrower agrees to clearly designate all information provided to the Administrative Agent by or on behalf of the Borrower that is suitable to be made available to Public Side Lender Representatives, and the Administrative Agent shall be entitled to rely on any such designation by the Borrower without liability or responsibility for the independent verification thereof.

Section 10.13.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
Section 10.14.    Conversion of Currencies. (a)  If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.
(a)    The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
Section 10.15.    Certain Notices. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and each other Loan Party that, pursuant to the requirements of the USA Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent to identify the Loan Parties in accordance with the USA Patriot Act and the Beneficial Ownership Regulation.
Section 10.16.    No Fiduciary Relationship. Holdings and the Borrower, on behalf of themselves and the Subsidiaries, agree that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, its Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the

Syndication Agents, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, any Arranger, any Syndication Agent, any Lender or any of their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Administrative Agent, the Arrangers, the Syndication Agent, the Lenders and their Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, the Arrangers, the Syndication Agent, the Lenders or their Affiliates has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it or any of its Affiliates may have against the Administrative Agent, the Arrangers, the Syndication Agent, the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 10.17.    Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(i)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(i)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
Section 10.18.    Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States), that in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
LEIDOS, INC.
By: /s/ Marc H. Crown
Name: Marc H. Crown
Title: Senior Vice President and Treasurer

[Signature Page to Leidos Bridge Credit Agreement]

LEIDOS HOLDINGS, INC.
By: /s/ Marc H. Crown
Name: Marc H. Crown
Title: Senior Vice President and Treasurer

[Signature Page to Leidos Bridge Credit Agreement]

LEIDOS GOVERNMENT SERVICES, INC.
By: /s/ Marc H. Crown
Name: Marc H. Crown
Title: Treasurer

[Signature Page to Leidos Bridge Credit Agreement]

LEIDOS INNOVATIONS GLOBAL, INC.
By: /s/ Marc H. Crown
Name: Marc H. Crown
Title: Treasurer

[Signature Page to Leidos Bridge Credit Agreement]

LEIDOS INTEGRATED TECHNOLOGY, LLC
By: /s/ Marc H. Crown
Name: Marc H. Crown
Title: Treasurer

[Signature Page to Leidos Bridge Credit Agreement]

LEIDOS INTERMEDIATE HOLDINGS, INC.
By: /s/ Marc H. Crown
Name: Marc H. Crown
Title: Treasurer

[Signature Page to Leidos Bridge Credit Agreement]

QTC HOLDINGS, INC.
By: /s/ Marc H. Crown
Name: Marc H. Crown
Title: Treasurer

[Signature Page to Leidos Bridge Credit Agreement]

CITIBANK, N.A., individually and as Administrative Agent,

By:	/s/Susan M. Olsen Name: Susan M. Olsen Title: Vice President

[Signature Page to Leidos Bridge Credit Agreement]

MUFG BANK, LTD,

By:	/s/Oscar Cortez Name: Oscar Cortez Title: Director

[Signature Page to Leidos Bridge Credit Agreement]

Bank of America, N.A.,

By:	/s/Thor O’Connell Name: Thor O’Connell Title: Vice President

[Signature Page to Leidos Bridge Credit Agreement]

THE BANK OF NOVA SCOTIA,

By:	/s/Jason Rinne Name: Jason Rinne Title: Director

[Signature Page to Leidos Bridge Credit Agreement]

JPMorgan Chase Bank, N.A.,

By:	/s/Devin Roccisano Name: Devin Roccisano Title: Executive Director

[Signature Page to Leidos Bridge Credit Agreement]

Wells Fargo Bank, National Association

By:	/s/Sarah Offutt Name: Sarah Offutt Title: Vice President

[Signature Page to Leidos Bridge Credit Agreement]

Bank of Montreal

By:	/s/Geoff Bond Name: Geoff Bond Title: Managing Director

[Signature Page to Leidos Bridge Credit Agreement]

Capital One, N.A.

By:	/s/William Panagis Name: William Panagis Title: Vice President

[Signature Page to Leidos Bridge Credit Agreement]

MIZUHO BANK, LTD.,

By:	/s/Tracy Rahn Name: Tracy Rahn Title: Authorized Signatory

[Signature Page to Leidos Bridge Credit Agreement]

PNC BANK NATIONAL ASSOCIATION,

By:	/s/Brian Prettyman Name: Brian Prettyman Title: Senior Vice President

[Signature Page to Leidos Bridge Credit Agreement]

U.S. Bank National Association

By:	/s/Lukas Coleman Name: Lukas Coleman Title: Vice President

[Signature Page to Leidos Bridge Credit Agreement]

Fifth Third Bank, National Association

By:	/s/Will Batchelor Name: Will Batchelor Title: Vice President

[Signature Page to Leidos Bridge Credit Agreement]

GOLDMAN SACHS BANK USA,

By:	/s/Ryan Durkin Name: Ryan Durkin Title: Authorized Signatory

[Signature Page to Leidos Bridge Credit Agreement]

Regions Capital Markets, a division of Regions Bank

By:	/s/Russ Fallis Name: Russ Fallis Title: Managing Director

[Signature Page to Leidos Bridge Credit Agreement]

TD Bank, NA

By:	/s/M. Bernadette Collins Name: M. Bernadette Collins Title: SVP

[Signature Page to Leidos Bridge Credit Agreement]